As filed with the Securities and Exchange Commission on June 3, 1997.

                                                     Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                                HEALTHWATCH, INC.
             (Exact name of Registrant as specified in its charter)

            Minnesota                       3845                 84-0916792
(State or other jurisdiction of       (Primary Standard       (I.R.S. Employer
incorporation or organization)    Industrial Classification  Identification No.)
                                        Code Number)

                                HEALTHWATCH, INC.
                                 2445 Cades Way
                             Vista, California 92083
                                 (619) 598-4333
     (Name,address, including zip code, and telephone number including, area code, of Registrant's principal executive offices)

                                 Daniel J. Kelly
                                HEALTHWATCH, INC.
                                 2445 Cades Way
                             Vista, California 92083
                                 (619) 598-4333
                (Name, address, including zip code, and telephone
               number, including, area code, of agent for service
                                   of process)


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / X /


                                            CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
 Title of securities        Amount             Proposed maximum          Proposed maximum aggregate        Amount of
  to be registered     to be registered   offering price per share (1)        offering price (1)      registration fee (1)
--------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.07       1,500,000               $1.15625                       $1,734,375                 $525.57
      par value            Shares
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of Regulation C as of the close of the market on May 29, 1997.


                                          -------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    Subject to Completion, dated June 3, 1997



                                HEALTHWATCH, INC.

                        1,500,000 Shares of Common Stock

         The shares offered hereby are 1,500,000 shares (the "Shares") of Common Stock, $.07 par value ("Common Stock"), of HealthWatch, Inc. ("HealthWatch" or the "Company"), issued upon exercise of outstanding stock purchase warrants (the "Warrants") of the Company, which may be sold from time to time by various selling shareholders (the "Selling Shareholders") for their own accounts. The Company has been advised that the Selling Shareholders may from time to time sell the Shares to or through brokers or dealers in one or more transactions, on the Nasdaq Small Cap Market or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The Warrants represent the right to purchase shares of Common Stock at any time on or before 5:00 p.m., California time, November 14, 1998. The Company has granted the Warrant holders the right to exercise the Warrants at a reduced exercise price of $.____ per share if the Warrants are exercised prior to August 31, 1997. Warrants not exercised prior to August 31, 1997, will again be exercisable at $2.00 per share, the original exercise price of the Warrants.

         The Company's Common Stock is listed on the Nasdaq Small Cap Market under the symbol HEAL. On June __, 1997, the last reported sale price of Common Stock, as reported on the Nasdaq Small Cap Market, was $______ per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Since the Common Stock registered hereunder is being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Common Stock or the proceeds to the Selling Shareholders. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and the Company is obligated to pay the expenses of this offering, which are estimated at $8,000. The Selling Shareholders will pay their own expenses in connection with sales of the Common Stock. The Selling Shareholders and any brokers or dealers executing selling orders on their behalf may be deemed "underwriters" within the meaning of the Act, in which event the usual and customary selling commissions which may be paid to the brokers or dealers may be deemed to be underwriting commissions under the Act. There can be no assurance that any or all of the Shares registered hereunder will be sold. See "PLAN OF DISTRIBUTION."



               The date of this Prospectus is __________ __, 1997.




                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site (address http://www.sec.gov) on the Internet that contains reports, proxy statements and other information for companies like HealthWatch which file electronically.

         The Company has filed with the Commission a Registration Statement on Form S-B2 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Company and its securities, reference is made to such Registration Statement and to the exhibits filed as part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.



PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A ONE-FOR-SEVEN REVERSE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTIVE AS OF MAY 13, 1996.

THE COMPANY

         HealthWatch develops, manufactures and markets medical products, including the Pacer, a new infusion therapy ("IV") device, Cambridge electrocardiograph stress test systems and Life Sciences vascular diagnostic systems. The Company's primary focus since 1993 has been on the development of the Pacer. The Pacer, which is less expensive, smaller and lighter and easier to use than most competing infusion therapy devices, was introduced to the marketplace during fiscal 1996.

         Prior to the introduction late in the 1980's of diagnostic-related groups ("DRGs"), health-care providers were generally compensated for their services on a cost-plus basis. In this environment, product features and technology drove product purchase decisions, even if the benefits derived from the added features and higher technology did not justify the higher cost. With the advent of DRGs and managed care, third-party payors shifted their payment policies toward fixed fees for services rendered or capitated payment arrangements whereby providers were reimbursed a fixed amount for patients serviced by their organizations. In today's health-care environment, providers are required to focus on cost, to carefully match patient benefits with the cost of the services provided.

         HealthWatch's strategy is to develop and market medical products designed to improve the cost-effective delivery of high-quality health care. The Pacer, the Company's first infusion therapy product, enables hospitals, long-term care facilities, home-care agencies and others to maintain the quality of the IV therapy they provide while also reducing significantly the cost of such services. These cost savings are achieved both due to the Pacer's lower price than the price of most competing IV systems and because the Pacer can be used with generic IV tubing which usually is substantially less expensive than proprietary dedicated IV tubing required to be used with many competing systems.

         Markets for the Company's Cambridge and Life Services diagnostic products have been adversely affected by efforts to contain health-care costs as well as by the efforts of many hospitals and other health-care institutions to reduce their costs by consolidating operations with the operations of other institutions. In contrast, the Company believes that its IV products will benefit from the health-care industry's focus on reducing costs, as these products are less expensive and easier to use than most competing products.

         References herein to "HealthWatch" or the "Company" include HealthWatch and its consolidated subsidiaries and their predecessors unless the context indicates otherwise. HealthWatch was incorporated in the state of Minnesota in 1983. HealthWatch's executive offices are located at 2445 Cades Way, Vista, California 92083, telephone number (619) 598-4333.



                                            THE OFFERING

Securities Offered ...................  1,500,000 shares Common Stock

Common Stock Outstanding..............  3,510,670 shares(1)

Common Stock Outstanding Following
     Offering.........................  5,010,670(2)

Use of Proceeds.......................  The Company will receive no proceeds from any sales of Common Stock by the
                                        Selling Shareholders. The Company will,
                                        however, receive proceeds upon the
                                        exercise of the Warrants prior to the
                                        sale of any of the shares subject
                                        thereto. Proceeds received upon the
                                        exercise of the Warrants, if any, will
                                        be used for working capital purposes and potentially for the payment of certain outstanding Convertible Debentures.

Risk Factors..........................  Prospective investors should review carefully and consider the factors
                                        described under "RISK FACTORS,"
                                        including the Company's recent operating losses, need for additional financing and introduction of new products.

Nasdaq Symbol for Common Stock........  HEAL
-------------------------

(1) Shares outstanding at May 31, 1997. Does not include shares of Common Stock reserved for issuance upon the exercise of stock purchase warrants and options or the conversion of the Company's 10% Convertible Senior Debentures (the "Debentures").

(2)      Assumes all of the Warrants are exercised.



                             SELECTED FINANCIAL DATA


STATEMENT OF INCOME DATA:

                                        NINE MONTHS ENDED
                                            MARCH 31,                           YEAR ENDED JUNE 30,
                                   ----------------------------    --------------------------------------------
                                       1997            1996            1996            1995            1994
Product sales .................    $ 1,611,658     $ 1,531,833     $ 2,041,464     $ 3,516,252     $ 4,070,146
Gross margin ..................        278,634         358,371         438,010       1,116,709       1,118,656
Loss from continuing operations     (1,416,941)     (1,196,671)     (1,198,547)     (1,843,239)     (2,000,959)
Total other income (expense) ..        (48,818)        (32,656)        (58,166)         12,785        (839,654)
Gain from reduction in debt
obligation ....................           --              --             7,974          61,603          24,328
Net (loss) ....................    $(1,465,759)    $(1,229,327)    $(1,968,739)    $(1,768,851)    $(2,816,285)
                                   ===========     ===========     ===========     ===========     ============
Net (loss) per share ..........    $     (0.66)    $     (1.05)    $     (1.67)    $     (4.40)    $    (10.31)
                                   ===========     ===========     ===========     ===========     ============
Weighted average number of
shares outstanding ............      2,237,659       1,169,871       1,175,434         402,310         273,274


BALANCE SHEET DATA:

                                               March 31, 1997
                                         ----------------------------
          Current Assets                           $1,405,585
          Total Assets                              2,577,680
          Current Liabilities                       1,337,080
          Accumulated Deficit                     (13,429,421)
          Shareholders' Equity                      1,240,600
          Working Capital                              68,505



                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Shares of Common Stock offered hereby.

         DECLINE IN REVENUES; RECENT OPERATING LOSSES. The Company's product sales have declined in each of the past three fiscal years, compared to the prior fiscal year, primarily due, the Company believes, to the uncertainty in the medical community regarding the effects of various proposals for health-care reforms, consolidations and mergers of health-care institutions, continued increased price competition and the Company's lack of sufficient working capital to adequately fund marketing and product enhancement efforts. In view of the Company's belief that there is substantially more potential for its IV products than for its diagnostic products, HealthWatch intends to concentrate its efforts on the marketing of the PACER, its first IV product.

         The Company has incurred losses from operations in each of its last three fiscal years. The Company expects to continue to incur losses from operations until it is able to generate significant sales of the PACER. The PACER is in the initial marketing stage and there can be no assurance that the Company will be able to realize significant revenues from the sale of the PACER. There can be no assurance that the Company will be able to operate at a profit in the future.

         NEED FOR ADDITIONAL FINANCING. The Company will need at least $800,000 of additional debt or equity capital to sustain its operations during the next twelve months and $580,000 to pay the Debentures which are due and payable in September 1997. In the event that the Company is unable to raise additional capital, it will be required to defer producing IV or other products, to sell certain assets or enter into joint ventures with or grant licenses to other companies with respect to one or more of its products and/or further reduce its operations in order to sustain operations. There can be no assurance that the Company could, if it were required to do so to sustain operations, sell any such assets or enter into any such joint venture or grant any such license, if at all, on terms acceptable to the Company.

         NEW BUSINESS VENTURE; UNPROVEN PRODUCTS. In September 1993, the Company completed the acquisition of Metamed, Inc., a development-stage company. The Metamed acquisition represented a significant new business venture for HealthWatch, and the Company's ability to successfully develop this business is subject to all of the risks inherent in the establishment of a new business. HealthWatch had not previously been engaged in the infusion therapy business and Metamed had only a limited history of operations and had not generated any revenues.

         HealthWatch believes that the Metamed acquisition is of strategic importance because it offers the Company the opportunity to expand its product offerings to include medical products which it believes will be less sensitive than its existing diagnostic products to current market pressures and uncertainties, as the Company's infusion therapy products are expected to be not only easier to use but also less costly than existing competing products. While the first IV product, the PACER, an IV controller, has recently been introduced, there can be no assurance that it will achieve wide acceptance in the marketplace. Efforts to obtain required governmental approvals for additional products based on the proprietary technology may be costly and require significant time and additional effort on behalf of the Company which could further deplete the Company's limited resources and delay the introduction of additional IV products. There can be no assurance that the Company will be able to obtain necessary governmental approvals for additional IV products or that any products based on the proprietary technology can be successfully introduced to the marketplace.

         DEPENDENCE ON SUPPLIERS; WORKING CAPITAL REQUIREMENTS. Certain raw materials for the Company's products, particularly its new IV product, are available from only one or a limited number of suppliers, require that orders be placed 60 days or more in advance of the desired delivery date and may be available to the Company only if it places significant orders which represent several months or more of the Company's projected needs for such materials. The need to purchase significant quantities of these materials in advance of their use substantially increases the Company's working capital requirements.

         There can be no assurance that the Company's current suppliers for these products will continue to supply them to the Company. While alternative sources for such items are generally available, the Company could be required to redesign its products in order to be able to use the alternative materials provided by these additional suppliers. Any such redesign of the Company's products could be expensive and time consuming and could require six or more months to complete.

         DEPENDENCE ON NEW OR IMPROVED PRODUCTS; TECHNOLOGICAL CHANGES. In general, the medical products industry is subject to rapid and significant technological changes and frequent introduction of new competitive products. To respond to these expected changes and to improve or sustain the marketability of its products, the Company will be required to commit substantial investments in product improvement and development in order to periodically enhance its existing products and successfully introduce new products. There can be no assurance that the Company will either have the resources required to make such investments or, assuming it has the required resources, be able to respond adequately to changes in technology or changes in the markets for its products. The development of new products or technologies by other firms could have a material adverse effect on the Company's business. In addition, to the extent that the Company seeks to develop new products, there can be no assurance that such products will be successfully developed or, if developed, that such products will be successfully introduced to the marketplace.

         LENGTH OF SALES CYCLE; LIMITED SALES AND MARKETING EXPERIENCE. The decision to purchase IV equipment is often an enterprise-wide decision by prospective hospitals or other health-care customers and may require the Company to engage in a lengthy evaluation/purchase-sales cycle. The sales cycle for IV instruments can range from three to nine months or more. The sales cycle may also be subject to a prospective customer's budgetary constraints and internal acceptance reviews, over which the Company has little or no control. Consequently, if sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. If a larger order is delayed or lost to a competitor, the Company's revenues for that quarter could be materially diminished.

         The Company has limited experience in the areas of sales, marketing and distribution. The Company's sales and marketing staff will require additional personnel in the future. There can be no assurance that the Company will be able to build an adequate sales and marketing staff, that establishing such a sales and marketing staff will be cost-effective, or that the Company's sales and marketing efforts will be successful.

         LIMITED AVAILABILITY OF PROPRIETARY PROTECTION. The Company historically has relied upon a combination of copyright, trade secret and nondisclosure and other contractual provisions to protect its proprietary rights. While the Company's licensed IV technology includes a U.S. patent, this patent may not provide significant protection with respect to the development of a competing product with capabilities similar to the Company's initial IV product. Notwithstanding the Company's efforts to protect its proprietary rights, it may be possible for competitors of the Company to imitate the Company's products or develop independently competing products.

         Disputes regarding the Company's intellectual property could force the Company into expensive and protracted litigation or costly agreements with third parties. An adverse determination in a judicial or administrative proceeding or failure to reach an agreement with a third party regarding intellectual property rights could prevent the Company from manufacturing and selling certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         COMPETITION. There are many companies that produce equipment which competes with the Company's products, particularly its cardiology and current and proposed infusion therapy products. Most of the Company's competitors have substantially greater financial and marketing resources than the Company. Three companies account for a substantial portion of the market for ECG products similar to those sold by HealthWatch, and four companies account for over 80% of the U.S. market for infusion therapy systems. All of such companies are substantially larger than HealthWatch. The Company expects that these competitors will continue to compete aggressively with tactics such as offering volume discounts based on "bundled" purchases of a broader-range of medical equipment and supplies, a tactic that the Company is unable to pursue except on a joint venture basis. There can be no assurance that such competition will not adversely affect the Company's results of operations or its ability to maintain or increase sales and market share. Competition could require that the Company commit significantly greater resources to the introduction of its IV products than would otherwise be required.

         The market for infusion therapy products is affected by continuing improvements and enhancements in technology. There can be no assurance that the Company's competitors or potential competitors will not succeed in developing or marketing products that provide more desirable characteristics, or are more effective or less expensive than those developed or marketed by the Company. In addition, technological advances in drug delivery systems, the development of therapies that can be administered by methods other than infusion therapy, and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact the Company's business.

         LIMITED ASSEMBLY EXPERIENCE. The Company's products are currently assembled by the Company at its facility. To be successful, the Company must assemble its products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable assembly costs. The Company has limited experience assembling its products in large commercial quantities. There can be no assurance that the Company will be able to assemble products in large commercial quantities on a timely basis and at an acceptable cost. If the Company becomes unable to assemble the Pacer at its facility in a timely and efficient manner, the Company's ability to supply product to its customers may be adversely affected until such time as the Company is able to establish alternative assembly arrangements.

         DEPENDENCE ON THIRD-PARTY REIMBURSEMENT. The Company's products are generally purchased by health-care providers, which then seek reimbursement from various public and private third-party payors, such as Medicare, Medicaid and indemnity insurers, for health-care services provided to patients. Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. The Health Care Financing Administration of the United States Department of Health and Human Services ("HCFA"), which administers Medicare, and most private insurance companies do not provide reimbursement for services that they determine to be experimental in nature or that are not considered "reasonable and necessary" for diagnosis or treatment. Many private insurers are influenced by HCFA actions in making their own coverage decisions on new products or services. There can be no assurance that third-party reimbursement for the services provided using the Company's products will continue to be available to its customers or that any such reimbursement will be adequate. Disapproval of, or limitations in, coverage by HCFA or other third-party payors could materially and adversely affect market acceptance of the Company's products which could, in turn, have a material adverse affect on the Company's business, financial condition and results of operations.

         GOVERNMENT REGULATION. The medical devices manufactured and marketed by the Company are subject to regulation by the FDA and, in some instances, by state and foreign authorities. Pursuant to the Federal Food, Drug, and Cosmetic Act (the "FFDCA") and the regulations promulgated thereunder, the FDA regulates the clinical testing, manufacture, packaging, labeling, distribution and promotion of medical devices.

         Pursuant to the FFDCA, medical devices intended for human use are classified into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to good manufacturing practice ("GMP") regulations) and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval ("PMA") from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices). Electronic infusion devices are classified by the FDA as Class II medical devices.

         If a new Class II medical device is substantially equivalent in terms of safety and effectiveness to a medical device already legally marketed in the United States, the FDA requirements may be satisfied through a procedure known as a "510(k) Submission," in which the applicant provides product information supporting its claim of substantial equivalency.

         The Company received 510(k) clearance to begin marketing the Pacer in the United States in April 1994.

         The FFDCA requires the filing of a new 510(k) Submission when, among other things, there is a major change or modification in the intended use of the device or a change or modification, including product enhancements, to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission. The Company does not believe that changes made to the PACER since the original 510(k) Submission require a new 510(k) Submission for the PACER. However, there can be no assurance that the FDA would agree with the Company's determination.

         The Company has filed a new 510(k) Submission for the PACER in order to incorporate an increased rate range for infusions. Additional product modifications, including new software features, that the Company may develop in the future will likely require 510(k) clearance if the modifications could affect the safety or efficacy of the Company's products. There can be no assurance that the Company will obtain 510(k) clearance on a timely basis, if at all, for any device modification for which it files a future 510(k) Submission. If 510(k) clearance is granted, there can be no assurance that it will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

         Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA and certain state agencies. The FFDCA requires devices to be manufactured in accordance with GMP regulations which impose certain process, procedure and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA has proposed changes to the GMP regulations which, if finalized, would likely increase the cost of complying with GMP requirements. The Company believes that its manufacturing and quality control procedures substantially conform to the requirements of FDA regulations.

         In addition, the Medical Device Reporting ("MDR") regulation obligates the Company to inform the FDA whenever there is reasonable evidence to suggest that one of its devices may have caused or contributed to death or serious injury, or where one of its devices malfunctions and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury.

         Labeling and promotion activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses.

         If, as a result of FDA inspections, MDR reports or information derived from any other source, the FDA believes the Company is not in compliance with the law, the FDA can refuse to clear pending 510(k) Submissions; withdraw previously cleared 510(k) Submissions; require notification to users regarding newly found unreasonable risks; request repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; impose civil penalties; or institute legal proceedings to detain or seize products, enjoin future violations, or seek criminal penalties against the Company, its officers or employees. Civil penalties for FFDCA violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Civil penalties may range up to $15,000 per violation for violations of the FFDCA, and a maximum of $1,000,000 per proceeding. Civil penalties may not be imposed for GMP violations, unless the violations involve a significant or knowing departure from the requirements of the FFDCA or a risk to public health. The FDA provides manufacturers with an opportunity to be heard prior to the assessment of civil penalties. If civil penalties are assessed, judicial review is available.

         The Company intends to export its products to Europe, Japan and other foreign countries. Exports of products that have market clearance from the FDA in the United States do not require FDA authorization for export. However, foreign countries often require, among other things, an FDA certificate for products for export (a "CPE"). To obtain a CPE the device manufacturer must certify to the FDA that the product has been granted clearance in the United States and that the manufacturing facilities appeared to be in compliance with GMPs at the time of the last FDA inspection. The FDA will refuse to issue a CPE if significant outstanding GMP violations exist.

         International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements, and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The Company plans to use distributors to assist in obtaining any necessary foreign governmental and regulatory approvals. The Company does not currently have its products registered or approved in any countries requiring an extensive registration or approval process and has, therefore, not sold any products in such countries.

         The Company has received Underwriters Laboratory, Inc. product recognition under UL 544, Standard for Medical and Dental Equipment for the Pacer. To maintain "UL" status, the Company will be subject to quarterly inspections by Underwriters Laboratory, Inc.

         The Company and its products are also subject to a variety of state and local laws and regulations in those states or localities where its products are or will be marketed. Use of the Company's products is subject to inspection, quality control, quality assurance, proficiency testing, documentation and safety reporting standards promulgated by JCAHO. Various states and municipalities may also have similar regulations.

         Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations.

         PRODUCT LIABILITY EXPOSURE. Manufacturers of medical devices face the possibility of substantial liability for damages in the event that the use of their products is alleged to have resulted in adverse effects to a patient. The Company maintains product liability insurance with coverage limits of $1.0 million per occurrence with an annual aggregate policy limit of $1.0 million. The Company's product liability insurance provides coverage only for products currently manufactured and distributed. There can be no assurance that liability claims will not exceed the limits of such coverage or that such insurance will continue to be available on commercially reasonable terms or at all. Furthermore, the Company does not maintain insurance that would provide coverage for any costs or losses resulting from any required recall of its products due to alleged defects, whether instituted by the Company or a regulatory agency.

         CHANGES IN HEALTH-CARE INDUSTRY. The health-care industry is experiencing significant pressure to reduce costs. While the Company cannot predict what effect any proposals to contain health-care costs may have on its business, such proposals, if enacted, could have a material adverse effect on portions of its business, particularly its diagnostic instruments business. In order to reduce costs and to improve utilization of facilities, many health-care organizations have consolidated or merged or are considering consolidating or merging their operations or portions of their operations with the operations of other health-care organizations. The consolidation and merging of health-care organizations has reduced and can be expected to continue to reduce the number of potential purchasers for the Company's products, particularly its diagnostic instruments.

         LIMITATIONS ON BROKER-DEALER SALES OF COMPANY COMMON STOCK; APPLICABILITY OF "PENNY STOCK RULES". Federal regulations under the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less than $5.00 are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, during the time in which the Common Stock is quoted on the Nasdaq SmallCap Market and is priced below $5.00 per share, trading of the Common Stock is subject to the provisions of Section 15(b)(6) of the Exchange Act which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the Company's Common Stock and purchasers of the shares of Common Stock may have difficulty in selling their shares in the future in the secondary trading market.

         In the event that the Company's Common Stock is delisted from the Nasdaq SmallCap Market and the Company fails other relevant criteria, trading of the Common Stock would be subject to the full range of the Penny Stock Rules. Under these rules, broker-dealers must take certain steps prior to selling a "penny stock," which steps include: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; and (iii) providing the investor a written identification of the shares being offered and in what quantity. If the Penny Stock Rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. Accordingly, delisting from the Nasdaq SmallCap Market and the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell the Company's Common Stock and purchasers of the shares of Common Stock may have difficulty in selling their shares in the future in the secondary trading market.

         POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES. As of May 31, 1997, there were 3,311,144 shares of Common Stock reserved for issuance upon the exercise of stock purchase warrants or options or the conversion of Debentures. To the extent the trading price of the Company's Common Stock at the time of exercise or conversion of any such warrants, options or Debentures exceeds the exercise or conversion prices, any such exercise or conversion will have a dilutive effect on the Company's shareholders.


                   MARKET FOR THE COMPANY' S COMMON STOCK AND
                           RELATED SHAREHOLDER MATTERS

         The number of record holders of the Company's Common Stock on April 30, 1997 was 723. The high and low sale prices as reported on the Nasdaq Small Cap Market are shown in the table below (adjusted to reflect the one-for-seven reverse stock split effective May 13, 1996). These quotations represent prices between dealers, and do not include retail markups, markdowns or commissions.

QUARTER ENDED                     HIGH              LOW
-------------                     ----              ---

1995

March 31                        2.84375             2.625
June 30                         3.28125           1.96875
September 30                     4.8125            2.1875
December 31                       4.375            2.1875

1996

March 31                         3.9375            2.1875
June 30                           4.188              2.00
September 30                       4.50            3.1875
December 31                        3.50              1.75

1997

March 31                        3.21875            2.0625
April 1 - May 29                3.03125            1.0625

         The Company has never paid a cash dividend on its Common Stock. The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition.


                                 USE OF PROCEEDS

         The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders. The Company will, however, receive proceeds equal to the exercise price of the Warrants upon any exercise of the Warrants by the Selling Shareholders prior to their sale of Shares pursuant to this Prospectus. The net proceeds, if any, from the exercise of the Warrants will be used by the Company primarily for working capital purposes. In addition, up to $580,000 of such proceeds may be used for the repayment of the Company's 10% Convertible Subordinated Debentures which are due September 1, 1997. The Debentures were issued in 1994 to various private investors. The Company has had preliminary discussions with representatives of holders of certain of the Debentures and believes it may be possible to either extend the due date for the Debentures or have them converted into shares of the Company's Common Stock if the Company would reduce the conversion price (currently $14.00 per share) of the Debentures. The Company believes that it needs to raise from $800,000 to $1,000,000 to fund its operations through the end of fiscal 1998. This is in addition to any funds which may be required to pay the Debentures.

         The Company's estimate that it needs from $800,000 to $1,000,000 of additional capital to fund its operations through fiscal 1998 is based upon various assumptions regarding the working capital that will be required to introduce the Pacer, overall working capital requirements, the amount required to be paid on accounts payable and revenues from product sales. There can be no assurance that these assumptions will prove to be correct. In the event that they are not correct, the Company may be required to obtain additional capital, delay certain product development and sales and marketing activities, sell certain assets or enter into one or more joint ventures with other companies and/or reduce its level of operations.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

         In recent years, the markets in which the Company participates have experienced significant changes and a period of uncertainty due to proposed changes in health-care administration in the United States and efforts by health-care organizations to reduce their operating costs and the cost of health-care in general. As a result, the Company has focused its products in the hospital marketplace in anticipation of lower sales directly to physicians. The Company believes that the major changes which have been introduced to the health-care industry will place greater emphasis on lower-cost products. While medical standards for safety and effectiveness are expected to remain strong, costs are expected to be a deciding factor on health-care purchases.

         HealthWatch has incurred losses from operations in each of its last three fiscal years. Due to the significantly better margins anticipated for its IV products than for its diagnostic products, the Company's primary focus is on the development of its IV business. During the quarter ended March 31, 1997, the Company reported the first sales of the PACER, its new IV product.

RESULTS OF OPERATIONS

         FIRST NINE MONTHS OF FISCAL 1997 COMPARED TO FIRST NINE MONTHS OF FISCAL 1996. The following table compares the results of operations for the first nine months of fiscal 1997 and the first nine months of fiscal 1996 to present a comparative basis for the analysis of the differences in operating results for those periods.


                                             Nine Months Ended March 31,                1997 vs 1996
                                      ----------------------------------------
                                             1997                  1996             Increase (Decrease)
                                      ------------------- --------------------
Product sales                           $ 1,611,558              $ 1,531,833       $  79,825          5.2%
Product cost of sales                     1,333,024                1,173,462         159,562         13.6
                                        -----------              -----------
  Gross profit                              278,634                  358,371         (79,737)       (22.2)

Selling, general & administrative         1,208,509                1,030,246         178,263         17.3
Research & development                      267,426                  263,200           4,226          1.6
Depreciation & amortization                 219,640                  261,596         (41,956)       (16.0)
                                        -----------              -----------
  Total operating costs & expenses        1,695,575                1,555,042         140,533          9.0
                                        -----------              -----------
  Loss from continuing operations        (1,416,941)              (1,196,671)        220,270         18.4
Other income (expenses):
  Interest income                                --                    7,998          (7,998)         N/M
  Interest expense                          (48,818)                 (50,756)         (1,938)        (3.8)
  Miscellaneous                               --                      10,102         (10,102)         N/M
                                        -----------              -----------
     Total other income (expenses)          (48,818)                 (32,656)         16,162         49.5
                                        -----------              -----------
  Net (loss)                            ($1,465,759)             ($1,229,327)      $ 237,432         19.3%
                                        ===========              ===========


         Revenues for the 1997 period increased 5.2% compared to the similar period in 1996. The increased revenues were primarily due to sales of the Company's first IV product, the Pacer. The Company believes that sales of its Life Sciences and Cambridge products continue to be depressed as a result of the Company's lack of adequate working capital which has adversely affected its level of sales as the Company has not been able to support both the development of its new IV product and selling efforts and enhancements to its existing products. In addition, the Company believes that uncertainty in the medical community regarding the reimbursement effects of health-care reforms; consolidations of hospital and other health-care institutions resulting in fewer customers for the Company's diagnostic products and delays in making purchase commitments by institutions engaged in merger or consolidation discussions; and competitive pressure on product prices also contribute to depressed sales.

         Gross margins were 17% for the 1997 nine-month period compared to 23% for the similar 1996 period. The lower gross margins in 1997 were due primarily to increased cost of parts and materials and increased salary expenses.

         Selling, general and administrative expenses as a percent of sales were 75% for the 1997 period compared to 67% for the similar 1996 period. The increase in the 1997 period was due primarily to planned expenditures associated with the introduction of the new IV product, increased promotional expenses, and increased salary expenses. The decrease in net loss per share in the 1997 period is due to the increase in the number of outstanding shares.

         1996 COMPARED TO 1995. The following table compares the results of operations for fiscal 1996 fiscal 1995 to present a comparative basis for the analysis of the differences in operating results for those periods.

                                                                                            1996 vs 1995
                                      ------------------- ----------------------
                                             1996                  1995                  Increase (Decrease)
                                      ------------------- ----------------------
Product sales. . . . . . . . . . . .     $ 2,041,464           $ 3,516,252          ($1,474,788)        (41.9%)
Product cost of sales. . . . . . . .       1,603,454             2,399,543             (796,089)        (33.2)
                                         -----------           -----------
  Gross profit . . . . . . . . . . .         438,010             1,116,709             (678,699)        (60.8)

Selling, general & administrative. .       1,685,445             2,105,148             (419,703)        (19.9)
Research & development . . . . . . .         345,240               499,099             (153,859)        (30.8)
Depreciation & amortization. . . . .         325,872               355,701              (29,829)         (8.4)
                                         -----------           -----------
  Total operating costs & expenses .       2,356,557             2,959,948             (603,391)        (20.4)
                                         -----------           -----------
  Loss from continuing
     operations. . . . . . . . . . .      (1,918,547)           (1,843,239)             (75,308)         (4.1)
Other income (expenses):
  Interest income. . . . . . . . . .           8,030                 4,546                3,484          76.6
  Interest expense . . . . . . . . .         (66,196)              (76,943)             (10,747)        (14.0)
  Miscellaneous. . . . . . . . . . .               0                85,182               85,182           100
                                         -----------           -----------
    Total other income (expenses). .         (58,166)               12,785              (70,951)       (555.0)
                                         -----------           -----------
  Extraordinary Item . . . . . . . .           7,974                61,603              (53,629)        (87.1)
                                         -----------           -----------
 Net Loss. . . . . . . . . . . . . .     ($1,968,739)          ($1,768,851)          $  199,888          11.3%
                                         ===========           ===========

         Revenues declined 41.9% during 1996, compared to 1995, due primarily to a decline in product sales. The Company believes that product sales continue to be depressed as a result of the Company's lack of adequate working capital which has adversely affected its level of sales as the Company has not been able to support both the development of its new IV product and selling efforts and enhancements to its existing products. In addition, the Company believes that uncertainty in the medical community regarding the reimbursement effects of health-care reforms; consolidations of hospital and other health-care institutions resulting in fewer customers for the Company's diagnostic products and delays in making purchase commitments by institutions engaged in merger or consolidation discussions; and competitive pressure on product prices also contribute to depressed sales.

         Cost of products sold were 33.2% lower in 1996, compared to 1995, due primarily to lower sales and to reduced operating costs. Gross margin was 21.5% in 1996, compared to 31.8% for 1995. The lower gross margin in 1996 was due primarily to the decreased sales revenues during the period.

         Selling, general and administrative expenses as a percent of sales were 82.6% in 1996, compared to 59.9% in the prior year. This increase was due primarily to the lower sales level and to planned expenditures associated with the introduction of the new IV product and increased promotional expenses.

         Research and development expenses decreased 30.8% in 1996, compared to 1995, as development efforts on the Company's IV controller have declined as the Company's efforts with the new IV product shift to production of the initial units.

         Interest expenses decreased 14% in 1996, compared to 1995, due to a lower level of borrowing. Miscellaneous income decreased 100% in 1996, compared to 1995, due primarily to the sale in 1995 of the Telemed interpretive software.

         1995 COMPARED TO 1994. The following table compares the results of operations for fiscal 1995 and fiscal 1994 to present a comparative basis for the analysis of the differences in operating results for those periods.


                                                                                             1995 vs 1994
                                      -------------------------------------------
                                              1995                1994                   Increase (Decrease)
                                      ------------------- -----------------------
Product sales....................          $3,516,252          $4,070,146             ($553,894)         (13.6%)
Product cost of sales............           2,399,543           2,951,490              (551,947)         (18.7)
                                           ----------          ----------
  Gross profit...................           1,116,709           1,118,656                (1,947)          (0.2)

Selling, general & administrative           2,105,148           2,513,458              (408,310)         (16.2)
Research & development...........             499,099             201,713               297,386          147.4
Depreciation & amortization......             355,701             404,444               (48,743)         (12.1)
                                           ----------          ----------
  Total operating costs &
   expenses......................           2,959,948           3,119,615              (159,667)          (5.1)
                                           ----------          ----------
  Loss from continuing
   operations....................          (1,843,239)         (2,000,959)             (157,720)          (7.9)
Other income (expenses):
  Interest income................               4,546              14,084                (9,538)         (67.7)
  Interest expense...............             (76,943)            (88,976)              (12,033)         (13.5)
  Metamed Product Development....               --               (775,580)             (775,580)        (100.0)
   Gain on sales of assets.......               --                 14,298               (14,298)        (100.0)
  Miscellaneous..................              85,182              (3,480)               88,662            N/M
                                           ----------          ----------
     Total other income
      (expenses).................              12,785            (839,654)             (852,439)        (101.5)
                                           ----------          ----------
Loss before
  extraordinary item.............          (1,830,454)         (2,840,613)           (1,010,159)         (35.6)
Extraordinary item:
  Gain from reduction
   in debt obligation............              61,603              24,328                37,275          153.2
                                           ----------          ----------
  Net loss.......................         ($1,768,851)        ($2,816,285)          ($1,047,434)         (37.2%)
                                          ===========         ===========

         Revenues declined 13.6% during 1995 compared to 1994, primarily due to a decline in product sales. The Company believes that product sales continue to be depressed as a result of uncertainty in the medical community regarding the reimbursement effects of health-care reforms; consolidations of hospital and other health-care institutions resulting in fewer customers for the Company's diagnostic products and delays in making purchase commitments by institutions engaged in merger or consolidation discussions; and competitive pressure on product prices. In addition, the Company believes that its lack of adequate working capital has adversely affected its level of sales as the Company has not been able to adequately support selling efforts and enhancements to its existing products. While bookings of product orders increased during the first quarter of fiscal 1995, compared to the first quarter of fiscal 1994, bookings of new product orders declined in the second, third and fourth quarters of fiscal 1995, compared to the second, third and fourth quarters of fiscal 1994. At June 30, 1994, the backlog of booked but not shipped orders was $238,000 compared to $50,750 at June 30, 1995. During the second quarter of fiscal 1995, the Company implemented actions to improve its material procurement practices which resulted in the reduction in the backlog of booked but not shipped orders. Completion of the Company's first IV product has been delayed, most recently by the Company's decision to redesign the layout for this product in order to be able to use a different microprocessor chip that is more readily available to the Company. The decision to incorporate a different microprocessor chip was necessitated by the Company's inability to obtain the original microprocessor chip in accordance with previous commitments from the distributor for this chip and because the distributor was unwilling to provide adequate assurance regarding future deliveries of the chip.

         Costs of products sold during fiscal 1995 were 18.7% lower than in fiscal 1994, due primarily to the lower levels of sales. Gross margins were 31.8% and 27.5% for fiscal 1995 and fiscal 1994, respectively. The higher gross margin for the 1995 period was primarily due to the lower cost of sales due to the sale of the Telemed ECG software and the Company's efforts to reduce its operating costs.

         Selling, general and administrative expenses as a percent of sales were 59.9% in fiscal 1995 compared to 61.8% in the prior year. This decrease was due primarily to costs incurred in fiscal 1994 in connection with the relocation of the Company's corporate offices to Vista, California.

         Research and development expenses increased 147.4% in fiscal 1995 compared to fiscal 1994 as development efforts on the Company's IV controller increased.

         The decrease in the Company's other expense in fiscal 1995 compared to fiscal 1994 was a result primarily of the Company's acquisition on September 13, 1993, of Metamed, Inc. The $775,580 of excess purchase price over the fair market value of tangible assets and liabilities was charged to expense in the first quarter of fiscal 1994, as the development of Metamed products had not been completed at the time of the acquisition.

LIQUIDITY AND CAPITAL RESOURCES

         At March 31, 1997, the Company had $557,935 of cash and accounts receivable. Due to the Company's operating losses, it has been required to raise additional debt and equity capital to fund its operations. Capital expenditures during this period have been limited to routine capital purchases. During fiscal 1997, the Company raised $1,352,100 of additional working capital primarily through the issuance of 500,000 Units of its securities, each Unit consisting of one share of Preferred Stock and three Warrants. The Preferred Stock has been converted into an aggregate of 1,500,000 shares of Common Stock.

         The Company believes that with the proceeds from the sale of the 500,000 Units during fiscal 1997, it has sufficient working capital to fund operations through the balance of fiscal 1997. However, the Company believes that it needs to raise from $800,000 to $1,000,000 of additional capital to fund the sales and marketing expenses for the rollout of its new IV product and for general working capital purposes during the next twelve months. In addition, the Company will either have to raise an additional $580,000 to pay the Debentures which are due and payable September 1, 1997, or enter into agreements with the holders of such securities to extend the due date thereof or to convert them into shares of the Common Stock at a reduced conversion rate (current conversion rate is $14.00 per share).

SAFE HARBOR STATEMENT

         Information and statements in this report, other than historical information, should be considered forward looking and reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the items discussed under the "Risk Factors" and "Business" sections of this Prospectus.


                                    BUSINESS

INTRODUCTION

         HealthWatch develops, manufactures and markets medical products, including the Pacer, a new infusion therapy ("IV") device, Cambridge electrocardiograph stress test systems and Life Sciences vascular diagnostic systems. The Company's primary focus since 1993 has been on the development of the Pacer. The Pacer, which is less expensive, smaller and lighter and easier to use than most competing infusion therapy devices, was introduced to the marketplace during fiscal 1996.

         Prior to the introduction late in the 1980s of diagnostic-related groups ("DRGs"), health-care providers were generally compensated for their services on a cost-plus basis. In this environment, product features and technology drove product purchase decisions, even if the benefits derived from the added features and higher technology did not justify the higher cost. With the advent of DRGs and managed care, third-party payors shifted their payment policies toward fixed fees for services rendered or capitated payment arrangements whereby providers were reimbursed a fixed amount for patients serviced by their organizations. In today's health-care environment, providers are required to focus on cost, to carefully match patient benefits with the cost of the services provided.

         HealthWatch's strategy is to develop and market medical products designed to improve the cost-effective delivery of high-quality health care. The Pacer, the Company's first infusion therapy product, enables hospitals, long-term care facilities, home-care agencies and others to maintain the quality of the IV therapy they provide while also reducing significantly the cost of such services. These cost savings are achieved both due to the Pacer's lower price than the price of most competing IV systems and because the Pacer can be used with generic IV tubing which usually is substantially less expensive than proprietary dedicated IV tubing required to be used with many competing systems.

         Markets for the Company's Cambridge and Life Services diagnostic products have been adversely affected by efforts to contain health-care costs as well as by the efforts of many hospitals and other health-care institutions to reduce their costs by consolidating operations with the operations of other institutions. In contrast, the Company believes that its IV products will benefit from the health-care industry's focus on reducing costs, as these products are less expensive and easier to use than many competing products.

BUSINESS SEGMENTS

         HealthWatch's business consists of one business segment: medical products. Revenues for the Company's medical products for the nine months ended March 31, 1997 and 1996 and past three fiscal years are as follows:

                                             Nine Months
                                            Ended March 31,                           Year ended June 30,
                                    -------------------------------      ---------------------------------------------
                                         1997             1996                1996             1995            1994
Revenues:
   Medical Products
     IV                                 $78,020               --                  --               --               --
     Cardiology                        $392,665         $368,381            $564,993         $610,623         $863,904
     Peripheral Vascular               $376,188         $292,404            $472,497       $1,206,772       $1,409,528
     Supplies & Technical
       Services                        $764,785         $871,048          $1,003,974       $1,698,857       $1,796,714
                                     ----------       ----------          ----------       ----------       ----------
         TOTAL                       $1,611,658       $1,531,833          $2,041,464       $3,516,252       $4,070,146


         For the year ended June 30, 1996, the Company reported a decline in revenues of $45,630 for cardiology products, $734,275 for peripheral vascular products and $694,883 for supplies and technical services when compared with fiscal 1995. For the year ended June 30, 1995, the Company reported a decline in revenues of $253,281 for cardiology products, $202,756 for peripheral vascular products and $97,857 for supplies and technical services when compared with fiscal 1994. The Company attributes the reduction in revenues for its cardiology and peripheral vascular products primarily to a general slowdown in the purchases of capital medical devices due to the uncertainty in the market for such products caused by proposed health-care reforms and efforts to reduce health-care costs. In addition the Company's revenues have been adversely affected by the lack of adequate working capital, changes in sales personnel, as well as the need to reduce prices for its products to meet price reductions by competitors, again , the Company believes, due to the softness in the markets for its products. Revenues from supplies and technical services are related to the placement of new cardiology and peripheral vascular products.

         Foreign sales accounted for $451,624, $406,122, $566,427, $1,318,233 and $1,228,205 of the Company's medical product revenues during the first nine months of fiscal 1997 and 1996 and fiscal 1996, 1995 and 1994, respectively. The revenues from the international market are generated by distributor sales and a wholly owned subsidiary, Cambridge Medical Equipments LTD., in England. Cambridge Medical Equipments LTD. accounted for revenues of $342,013, $271,114, $381,739, $561,364 and $433,369 for the first nine months of fiscal 1997 and 1996 and the three years ended June 30, 1996, 1995 and 1994, respectively. International product sales are primarily through distributors. For additional information regarding the Company's business segments see Note 16 of the Notes to the Consolidated Financial Statements. Neither HealthWatch nor any of its affiliates does business with the government of Cuba or any person or affiliate located in Cuba.

MEDICAL PRODUCTS

         HealthWatch's goal has been to build a medical products business, with an emphasis on cardiac and vascular diagnostic products and IV instrumentation products for hospital, physician and home care use. HealthWatch's primary cardiology acquisition was the acquisition in December 1990, of Cambridge Medical Instruments (located in the United States) and Cambridge Medical Equipments (located in the United Kingdom). Cambridge, founded in 1911 by Sir Horace Darwin, son of the naturalist Charles Darwin, was the first company to manufacture electrocardiograph diagnostic equipment. HealthWatch considered the primary value of the Cambridge acquisition to be the Cambridge name and the Cambridge exercise stress test product line.

         In October 1990, HealthWatch acquired Life Sciences, a 16-year old company engaged in the design, manufacture and marketing of Doppler and ultrasound imaging systems for the noninvasive assessment of peripheral vascular diseases. Life Sciences has an installed base in excess of 2,850 systems. HealthWatch considered Life Sciences' primary value to be its established product line and customer base.

         In September 1993, HealthWatch acquired Metamed, a company formed in 1992 to develop a line of IV therapy and drug delivery devices. HealthWatch considered Metamed's primary value to be its proprietary technology.

         Cardiac and peripheral vascular diseases represent the first and third causes, respectively, of death in the United States. Sales of products and services for both of these market segments, which have shown significant growth during the last 15 to 20 years, showed limited growth in more recent years due, HealthWatch believes, to general uncertainties in the health-care industry as a result of proposed reform of the United States' health-care delivery system and overall constraints on health-care costs.

         The IV instrumentation marketplace has undergone substantial change during the past three to four years due, in part, to the use of newer pharmaceuticals which require instrumented controls to insure precise delivery of the drugs, an increase in the desire to provide for concurrent intravenous delivery of different drugs and a rapid increase in the use of IV instruments in connection with the care of patients in their homes.

GLOSSARY OF TERMS

         DOPPLER - Measurement by sound or light wave length.

         ELECTROCARDIOGRAPH (ECG) - A method of recording the magnitude and direction of electrical activity of heart cells during each cardiac cycle. Data is gathered by leads from up to 12 different locations on the patient's body.

         EXERCISE STRESS TESTING - Also called Graded Exercise Testing (GXT), is the recording of a patient's ECG under a controlled exercise environment.

         EXTREMITIES OR LIMBS - Upper extremities include the arms, forearms, wrists and hands and the lower extremities include the thighs, legs, ankles and feet.

         INFRARED - Invisible heat or light rays having wavelengths longer than those of red light.

         IV - Intravenous delivery of fluids and pharmaceuticals.

         OPHTHALMIC ARTERY - Artery supplying blood to the eyes and adjacent structures.

         OCULAR - Pertaining to the eye.

         PERIPHERAL VASCULAR - All blood vessels other than those of the heart.

         PULMONARY EMBOLI - Blood clots in blood vessels in the lungs.

         THROMBOSIS - Development or presence of a blood crust, clot or plug in one of the cavities of the heart or in a blood vessel.

         ULTRASOUND - A form of energy consisting of sound-like vibrations or waves of high frequency.

         VASCULAR - Pertaining to or involving blood vessels (arteries and veins).

         IV PRODUCTS. The concept of automated intravenous delivery was developed in the early 1970s with the introduction of drop counting IV delivery systems which relied on counting drops of assumed volume for system accuracy. IV delivery systems have evolved into sophisticated computer controlled controller and pump systems. Controller systems rely on gravity to provide the delivery force whereas pump systems use either a syringe pump or peristaltic mechanism to force the fluid to the patient.

         The Company has adopted the concept of drop counting systems and applied computer technology to develop a system which determines the flow rate and volume based on the input through a flow sensor. The Company's measurement system requires substantially less power than competing systems, which enables the required electronics and controls to be incorporated into the flow sensor itself, resulting in smaller and lighter systems as well as systems that the Company believes will be easier to use and less costly than controller and pump systems currently being marketed. In addition, the Company's devices are designed to be used with a variety of IV sets, including most 10, 15, 20 and 60 drop sets, the standard drop sizes for IV tubing used in the United States, compared to other devices which generally can be used only with proprietary IV sets designed for the particular controller or pump being used. The ability to be used with a variety of sets is also expected to make the Company's system easier to use and to lower total costs incurred in providing IV therapy to patients.

         The PACER, the Company's first IV product, a controller, which was approved for marketing by the FDA in April 1994, has recently been introduced and initial marketing efforts commenced. The PACER'S list price is $1,200, compared to competing single channel products, normally IV pumps, which sell for in excess of $2,000 for products with features similar to those for the PACER to up to $6,500 or more for more complicated pump products with specialized operating features. The PACER may be used with a variety of IV sets, including generic sets which generally sell for significantly less than proprietary sets which often must be used with competing IV pump products. The use of generic IV sets can save users from $1.25 to $9.25 per IV set used. It is not unusual for hospitals to use annually from 140 to 200 sets per IV instrument.

         CARDIOLOGY PRODUCTS. ECG equipment provides a method of recording the magnitude and direction of the electrical activity of the heart cells during each cardiac cycle. By measuring and identifying electrical activity intervals, axes and amplitudes of the wave forms, detailed information about cardiac disease and the functional process of the heart can be derived.

         ECG equipment is found in hospitals, clinics and physicians' offices, as well as ambulances. Recordings are routinely taken by nurses, technicians and physicians. In most situations, final ECG interpretations must be performed by physicians.

         ECG tests conducted while patients are resting are augmented in certain situations by other tests, including exercise stress testing. Under induced stress, a patient may unmask abnormalities not detected at rest with a standard ECG. However, the ready availability of the ECG and its ease of use and low cost make it part of most diagnostic workups for cardiac patients. The ECG is one of the most frequently performed tests in medicine.

         HealthWatch's cardiology products include the Cambridge 6600 series and 6900 series lines of ECG and cardiac stress test systems which include proprietary systems developed by Cambridge and systems manufactured by other companies. The Cambridge 6900 is a stand-alone ECG stress test system with an available treadmill or ergometer for cardiac stress test analysis.

         The Cambridge MC6000 series of electrocardiograph equipment offers a wide range of options, from the basic 12-lead system (MC6600) to an advanced exercise testing configuration (MC6900A). The Telemed software has been migrated to the Cambridge MC6000 series to complete this product line. Cambridge ECG equipment sells from $4,500 to $13,500.

         HealthWatch sold the Telemed interpretive software in January 1995. HealthWatch retained a license to use the Telemed software with its Cambridge products. The Company expects to discontinue producing the Cambridge product line within the next several months.

         PERIPHERAL VASCULAR PRODUCTS. While peripheral vascular disease is generally less likely to produce catastrophic consequences than is cardiac disease, it may cause significant disability and lifestyle restrictions as well as death. Vascular disease diagnosis and management has historically been done by vascular surgeons. With the aging of the U.S. population, a greater awareness of vascular disease in general, and better surgical and medical management options, more medical specialists are becoming involved in the diagnosis and treatment of vascular disease. The capability and sophistication of the equipment needed to diagnose peripheral vascular disease varies greatly from the needs of the primary-care physician who may only be attempting to determine whether or not a patient has symptoms of peripheral vascular disease to the needs of the vascular laboratory which may be trying to establish the exact location and severity of the disease.

         HealthWatch currently markets two products under the "Life Sciences" brand name. First, the Modular Vascular Lab (MVL), a computer-controlled instrument which, through the use of various plug-in modules, can perform a wide range of vascular diagnostic studies. During fiscal 1992, the Company re-designed the MVL to simplify the options available and to reduce the cost of this equipment. The re-designed MVL is referred to as the "MVL Classic."

         The MVL produces detailed color reports and is easily operated with a remote hand controller which allows the vascular technician to concentrate on the patient rather than on operation of the MVL. The modular concept permits the customer to purchase only the diagnostic testing modalities desired and to add new modalities at any time. The MVL includes:

          * MVL BASE UNIT. Includes the Modulab with space for ten plug-in modules, a high resolution color graphics monitor, color printer, keyboard, strip-chart recorder, remote hand-controller, foot switch and storage cart.

          * PVR MODULE. Calibrated Pulse Volume Recorder, used in the diagnosis of arterial and venous disease in both the upper and lower extremities.

          * CWD/PPG MODULE. Continuous wave Doppler and photoplethysmograph. The Doppler is used to measure blood velocity in both arteries and veins by using high frequency ultrasound. The photoplethysmograph measures blood flow using an infrared sensing device.

          * SFA-11 MODULE. Spectrum frequency analysis is used in conjunction with the CWD/PPG module, Imager module or external input source. The SFA-11 performs real-time analysis of Doppler frequency shifts using computerized analysis which transforms audio or visual images into a quantifiable frequency or velocity.

          * OPG MODULE. Ocular pneumoplethysmograph, used to measure pressure changes of the ophthalmic artery, which in turn reflects the absence or presence of disease in blood vessels that supply oxygen to the brain.

          * IPG-II MODULE. Impedance plethysmograph, used for the detection of deep venous thrombosis (DVT) by measuring the change in electrical impedance (resistance) of a limb as blood flow is occluded (obstructed) and then restored. DVT is a major source of pulmonary emboli which can be fatal.

          * PAG MODULE. Phonoangiograph, used as a sensitive quantitative stethoscope to "listen" to the vascular system.

         There is currently an installed base of over 350 MVL'S. Prices range from $23,500 for a basic system, consisting of the MVL base unit, PVR module and CWD/PPG module, to $70,000 for a fully configured system.

         The second product is the Pulse Volume Recorder (PVR-IV) with calibrated PVR (records height and width of wave length, volume of air in cuff and pressure), bi-directional Doppler (measures blood velocity using ultrasound), photoplethysmograph (measures blood flow using an infrared sensing device) and optional ocular pneumo-plethysmograph (measures pressure changes in certain arteries). The basic unit is used to diagnose blood vessel disease in both the upper and lower extremities. There is an installed base of over 2,500 PVR'S, of which over 1,000 are PVR-IV's. The PVR-IV is priced at $15,000. The PVR is suitable for busy vascular labs, where high patient volume is a major consideration, foreign markets, smaller U.S. hospitals, and physician offices which cannot cost-justify the MVL.

         SUPPLIES AND TECHNICAL SERVICES. In addition to the sale of medical instruments, HealthWatch sells disposable supplies, such as ECG recording paper and electrodes and electrasound gels and cuffs, to purchasers of its cardiology and peripheral vascular equipment and provides technical service/maintenance for such equipment. During the first nine months of fiscal 1997 and fiscal 1996 and 1995, sales of supplies and revenues from service and maintenance activities accounted for approximately 61, 49 and 44 percent, respectively, of HealthWatch's revenues from its medical products business segment.

SALES AND MARKETING

         The Company has a Vice President of Marketing, a Director of IV Sales, one full-time field sales representative and one customer service representative. The Company markets internationally through selected independent manufacturers' representatives and distributors who have appropriately trained staff capable of providing sales and service for the Company's products.

         Initially, HealthWatch intends to distribute the PACER, its first IV product, through independent dealers or manufacturers' representatives. The Company believes that the long-term success of any marketing program for its IV instruments may require that the Company obtain a line of disposable IV sets to distribute with its IV instruments. The Company intends to market its IV instruments based on their ease of use and potentially significant cost savings which users may recognize, both due to the instrument's lower cost and the ability to use lower-priced IV sets.

MANUFACTURING

         The Company's manufacturing operations consist primarily of what is referred to in the industry as "FAT" (final assembly and testing). The Company has utilized outside consultants to assist in the design of its products. The Company attempts to maintain a limited inventory of finished products and normally attempts to fill orders within a month of their receipt. The Company generally does not have any significant backlog of orders.

         HealthWatch is in the beginning stages of producing the PACER, its first IV product. Since the Company's primary activities relating to the production of this product are the assembly, testing and shipping of the final product, the Company believes that if it has adequate working capital to fund the purchase of raw materials and component parts it will be able to increase production levels rapidly. Due to the difficulty of obtaining the original microprocessor chip to be used in the PACER, the Company redesigned the PACER so that it uses a different microprocessor chip which is more readily available to the Company. Several of the key components for the PACER must be ordered 60 or more days in advance of their anticipated need in order to assure their availability on a timely basis. This need substantially increases the Company's working capital requirements and may limit its ability to rapidly increase production capabilities for the PACER should this be required in order to meet rapidly increasing order rates for this product.

         Certain raw materials for the Company's products, particularly its new IV product, are available from only one or a limited number of suppliers and may be available to the Company only if it places significant orders which represent several months or more of the Company's projected needs for such materials. The need to purchase significant quantities of these materials in advance of their use, substantially increases the Company's working capital requirements. There can be no assurance that the Company's current suppliers for these products will continue to supply them to the Company. While alternative sources for such items are generally available, the Company could be required to re-design its products in order to be able to use the alternative materials provided by these additional suppliers. Any such re-design of the Company's products could be expensive and time-consuming and could require six or more months to complete.

RESEARCH AND DEVELOPMENT

         The Company expects to incur additional expenses for the completion of the design-related work and initial product builds for the IV controller system. In addition, subject to available capital resources, the Company may make certain enhancements to its Modular Vascular Laboratory, a product sold under the Life Sciences name. During nine months ended March 31, 1997 and 1996 and the years ended June 30, 1996, 1995 and 1994, the Company spent $267,426, $263,200,
$345,240, $499,099 and $201,713, respectively, on research and development activities.

PROPRIETARY INFORMATION

         The Company seeks protection of its proprietary interest in software products and trade secrets. The Company historically has not relied on patents to protect the proprietary aspects of its products. While the Company's licensed IV technology includes a U.S. patent, the patent may not provide significant protection with respect to development of a competing product with capabilities similar to the Company's initial IV product. HealthWatch maintains nondisclosure and confidentiality agreements with its employees. While the enforceability of such agreements cannot be assured, the Company believes that they provide a deterrent to the use of information which may be proprietary to the Company. The Company licenses certain technology for its IV products from Howard R. Everhart, a former officer and director of the Company, and licenses the technology for certain components of its other products from unrelated persons for which it pays license or royalty fees.

PRODUCT WARRANTY AND SERVICE

         The Company warrants its products against defects in material and workmanship generally for one year. Warranty service is ordinarily provided by the Company. If a product defect cannot be easily fixed at the customer's office, the Company's policy is to replace the defective component and return it to the Company's office for repairs.

COMPETITION

         There are many companies that produce equipment which competes with the Company's cardiology products. While there is significant competition for each of the Company's peripheral vascular products, the number of competitors, particularly ones that offer as broad a range of products as does HealthWatch, is significantly less in the peripheral vascular markets than in the cardiology markets. Many of the Company's competitors, particularly in the cardiology markets, have substantially greater financial and marketing resources than the Company. Hewlett-Packard Corporation, Marquette Electronics, Inc. and Quinton Instruments Co., all of which are substantially larger than HealthWatch, account for a substantial portion of the market for ECG products similar to those sold by HealthWatch. For the products to be sold in the IV instrumentation business there are a number of competitors which provide mostly "high end" IV controllers and pumps. Over 80% of the domestic market for IV instruments is dominated by four companies, including, Baxter Healthcare Corporation and Abbott Laboratories. All of these companies are substantially larger than HealthWatch. The international market for IV products is largely fragmented with local manufacturers.

         Competition for medical products generally is on the basis of product performance and cost. The Company's cardiology and vascular products generally are priced in the mid-range of competing products with the Life Sciences fully configured MVL product priced at the high-end of the peripheral vascular market. In the IV instrumentation market, competition has historically been based on product performance and reputation. With the implementation of the Health Care Reform Act in 1986, competition in these markets has become more focused on the cost per use of the IV instruments. HealthWatch IV instruments are expected to be substantially lower in cost per use than currently marketed products in both the hospital and home-care markets. The Company expects to encounter intense competition in the market for its IV products. This could require that the Company commit significantly greater resources to the introduction of its IV products than would otherwise be required.

GOVERNMENT REGULATION

         The medical devices manufactured and marketed by the Company are subject to regulation by the FDA and, in some instances, by state and foreign authorities. Pursuant to the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, the FDA regulates the clinical testing, manufacture, packaging, labeling, distribution and promotion of medical devices.

         Pursuant to the FFDCA, medical devices intended for human use are classified into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to good manufacturing practice regulations) and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices). Electronic infusion devices are classified by the FDA as Class II medical devices.

         If a new Class II medical device is substantially equivalent in terms of safety and effectiveness to a medical device already legally marketed in the United States, the FDA requirements may be satisfied through a procedure known as a "510(k) Submission," in which the applicant provides product information supporting its claim of substantial equivalency. "Substantial equivalence" means that a device has the same intended use and the same technological characteristics as the legally marketed device, or the same intended use and different technological characteristics, provided that it can be demonstrated that the device is as safe and effective as the legally marketed device, and does not raise different questions regarding safety and effectiveness. A "legally marketed device" to which a new device may be compared for a determination regarding substantial equivalence is a device that was legally marketed prior to May 28, 1976, when the Medical Device Amendments were added to the FFDCA, or a device which has been reclassified from Class III to Class II or I, or a device which has been found to be substantially equivalent through the 510(k) premarket notification process.

         Commercial distribution of a device for which a 510(k) Submission is required can begin only after the FDA issues an order finding the device to be "substantially equivalent" to a legally marketed device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. This may include a requirement for clinical testing of the device. It generally takes from four to twelve months from submission of a 510(k) to obtain a 510(k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, in which case a PMA may be required, or that additional information is needed before a substantial equivalence determination can be made, in which case data from safety and effectiveness tests, including clinical tests, may be required. A "not substantially equivalent" determination or a request for additional information could delay the market introduction of new products that fall into this category.

         The Company received 510(k) clearance to begin marketing the PACER in the United States in April 1994.

         The FFDCA requires the filing of a new 510(k) Submission when, among other things, there is a major change or modification in the intended use of the device or a change or modification, including product enhancements, to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission.

         The Company does not believe that changes made to the PACER since the original 510(k) Submission require a new 510(k) Submission for the PACER. However, there can be no assurance that the FDA would agree with the Company's determination. If in the future the FDA concluded that the changes required a new 510(k) Submission, the FDA could prohibit the Company from marketing the PACER until the Company files a new 510(k) Submission and obtains clearance from the FDA. The FDA could also take regulatory action against the Company for any prior distribution of the PACER which incorporated changes. Alternatively, the FDA could use its discretion not to take any regulatory steps with regard to this issue.

         The Company has filed a new 510(k) Submission for the PACER in order to incorporate an increased rate range for infusions. Additional product modifications, including new software features, that the Company may develop in the future will likely require 510(k) clearance if the modifications could affect the safety or efficacy of the Company's products. If the Company determines that any modifications that it may make to its cleared devices do not require a new 510(k) Submission, there can be no assurance that the FDA would agree with the Company's determinations and would not require a new 510(k) Submission for any modifications made to the devices. If the FDA requires the Company to file a new 510(k) Submission for any modification to the device, the Company may be prohibited from marketing the device as modified until it obtains clearance from the FDA. There can be no assurance that the Company will obtain 510(k) clearance on a timely basis, if at all, for any device modification for which it files a future 510(k) Submission. If 510(k) clearance is granted, there can be no assurance that it will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

         Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA and certain state agencies. The FFDCA requires devices to be manufactured in accordance with GMP regulations which impose certain process, procedure and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA has proposed changes to the GMP regulations which, if finalized, would likely increase the cost of complying with GMP requirements. The Company believes that its manufacturing and quality control procedures substantially conform to the requirements of FDA regulations.

         In addition, the Medical Device Reporting regulation obligates the Company to inform the FDA whenever there is reasonable evidence to suggest that one of its devices may have caused or contributed to death or serious injury, or where one of its devices malfunctions and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury.

         Labeling and promotion activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses.

         If, as a result of FDA inspections, MDR reports or information derived from any other source, the FDA believes the Company is not in compliance with the law, the FDA can refuse to clear pending 510(k) Submissions; withdraw previously cleared 510(k) Submissions; require notification to users regarding newly found unreasonable risks; request repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; impose civil penalties; or institute legal proceedings to detain or seize products, enjoin future violations, or seek criminal penalties against the Company, its officers or employees. Civil penalties for FFDCA violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Civil penalties may range up to $15,000 per violation for violations of the FFDCA, and a maximum of $1,000,000 per proceeding. Civil penalties may not be imposed for GMP violations, unless the violations involve a significant or knowing departure from the requirements of the FFDCA or a risk to public health. The FDA provides manufacturers with an opportunity to be heard prior to the assessment of civil penalties. If civil penalties are assessed, judicial review is available.

         The Company intends to export, its products to Europe, Japan and other foreign countries. Exports of products that have market clearance from the FDA in the United States do not require FDA authorization for export. However, foreign countries often require, among other things, an FDA certificate for products for export. To obtain a CPE the device manufacturer must certify to the FDA that the product has been granted clearance in the United States and that the manufacturing facilities appeared to be in compliance with GMPs at the time of the last FDA inspection. The FDA will refuse to issue a CPE if significant outstanding GMP violations exist.

         International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements, and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The Company plans to use its distributors to assist in obtaining any necessary foreign governmental and regulatory approvals. The Company does not currently have its products registered or approved in any countries requiring an extensive registration or approval process and has, therefore, not sold any products in such countries.

         The Company has received Underwriters Laboratory, Inc. product recognition under UL 544, Standard for Medical and Dental Equipment for the PACER. To maintain "UL" status, the Company will be subject to quarterly inspections by Underwriters Laboratory, Inc.

         The Company and its products are also subject to a variety of state and local laws and regulations in those states or localities where its products are or will be marketed. Use of the Company's products is subject to inspection, quality control, quality assurance, proficiency testing, documentation and safety reporting standards promulgated by JCAHO. Various states and municipalities may also have similar regulations.

         Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations.

EMPLOYEES

         At May 31, 1997, the Company had 25 employees.


PROPERTIES

         The Company's principal offices are located in 24,535 square feet of space in Vista California, leased for a 65-month term ending January 6, 1999 with a two-year renewal option, The incremental rate for this space is $14,400 per month.

         The Company leases 2,500 square feet of office space in Cambridge, England on a month-to-month basis for $1,530 per month.


                                   MANAGEMENT

         The directors and executive officers of HealthWatch are as follows:

                           Director
         Name               Since          Age    Positions With The Company
         ----               -----          ---    --------------------------
Daniel J. Kelly               --           46     President and Chief Executive Officer

Stephen R. Hessel             --           52     Vice President of Operations

George T. Mier                --           45     Vice President of Marketing

Douglas C. Layman             --           45     Vice President--Engineering

Annette D. Agner              --           39     Treasurer/Controller

Lindley S. Branson           1997          54     Director

Richard T. Case              1997          46     Director

Sanford L. Schwartz          1983          45     Chairman of the Board of Directors

Kenneth A. Selzer, M.D.      1988          43     Director


         Daniel J. Kelly has been President of the Company since December 1996. From 1994 to 1996, Mr. Kelly was an officer of Block Medical (President and Chief Executive Officer 1995 to 1996 and Executive Vice President--Sales 1994-1995), a manufacturer of intravenous infusion devices; and from 1980 to 1994 was employed by IMED Corporation, a manufacturer of infusion devices and disposable administration sets. From 1991 to 1994, Mr. Kelly was Vice President Worldwide Sales IMED Corporation.

         Stephen R. Hessel has been employed by the Company since January 1997 and has been Vice President of Operations since March 1997. From 1990 to 1994, Mr. Hessel was Vice President, Operations of O.B. Tech, Inc., a manufacturer of surgical products; and 1994 to present, he has been an independent inventor and consultant, most recently providing consulting services to Block Medical, Inc. (from 1995 to 1997), a manufacturer of intravenous infusion devices.

         George T. Mier was Director of Sales and Marketing of the Company from March 1996 to November 1996 when he became Vice President of Marketing. Prior to joining the Company, he was Vice President--Sales and Customer Care and Senior Consultant for Innotech, Inc., a manufacturer of ophthalmic equipment and disposables, from 1993 to 1995; National Sales Director, World Learning, Inc., an educational company from 1992 to 1993; and National Sales Manager or Regional Manager for American Optical Corp., a medical products company, from 1988 to 1992.

         Douglas C. Layman has been Vice President of Engineering of the Company since April 1995 and provided engineering consulting services to the Company from March 1995 to April 1995. From February 1982 to February 1995, Mr. Layman was a Technical Manager in Research and Development for IVAC Corp., a division of River Acquisitions (formerly a division of Eli Lilly & Company), a medical products company in the intravenous instrumentation business.

         Annette D. Agner has been Treasurer/Controller of the Company since 1993 and has been employed by the Company for more than ten years.

         Lindley S. Branson has been a Principal with the law firm of Gray, Plant, Mooty, Mooty & Bennett, P.A., for more than five years. From October of 1995 to April 1997, Mr. Branson served as interim Chief Executive and Chief Financial Officer of the Company.

         Richard T. Case has been President of Benchmark Associates, a business consulting firm since 1985. Mr. Case was President of Polymedica Industries, Inc., a medical products company from May 1990 to July 1992. Mr. Case also served as a Director of the Company from 1990 to 1994.

         Sanford L. Schwartz has been a consultant with Creative Business Strategies, Inc., a business/development consulting firm, since July 1992. He served as Chief Executive Officer of the Company from June 1983 to September 1993. Mr. Schwartz is a director of Renaissance Entertainment Corporation.

         Kenneth A. Selzer, M.D. is President and Chief Executive Officer of Integrated Neuroscience Consortium, Inc., a trial management organization formed in September 1996 and is a physician with North County Neurology Associates, a medical group, which position he has held since 1993. Dr. Selzer was a Resident in Neurology at Vanderbilt University from January 1991 to May 1993.


COMPENSATION

         The following table sets forth, on an accrual basis, the aggregate cash compensation paid by the Company and its subsidiaries during the three fiscal years ended June 30, 1996, to the Company's former interim President and Chief Executive Officer, former President and Chief Executive Officer and Chairman of the Board of Directors. No officer or director of the Company received compensation of $100,000 or more in fiscal 1996.


Name and Principal          Fiscal                                     Options          Restricted          All Other
Position                     Year         Salary         Bonus     (No. of Shares)     Stock Awards        Compensation
--------                     ----         ------         -----     ---------------     ------------        ------------
Lindley S. Branson          1996         $54,000          --         18,571shs.               --                  --
 President and CEO          1995              --          --             --                   --                  --
                            1994              --          --             --                   --                  --

John D. Greenbaum,          1996         $49,405          --          1,429shs.            4,286shs.              --
 President and CEO          1995        $101,207          --          3,571shs.(1)            --              $6,818
                            1994        $150,000          --             --                   --              $7,200

Sanford L. Schwartz,        1996       $  36,247(2)       --             --                   --                  --
 Chairman of the            1995       $  33,250(2)       --         11,035shs.(1)        35,714shs.(2)           --
 Board of Directors         1994       $  25,000(2)       --             --                2,142shs.              --
------------


(1) Includes for Messrs. Greenbaum and Schwartz, 3,928 and 3,892 shares, respectively, subject to previously granted options which were repriced during the fiscal year.

(2) Includes amounts paid to Creative Business Strategies, Inc. Mr. Schwartz is an officer, director and principal shareholder of CBS. The fair market value as of the date of grants of the shares of Common Stock subject to the stock awards were $81,000 in 1995 and $26,250 in 1994.

         During fiscal 1995, Kenneth A. Selzer, M.D., a director of the Company, received a stock award of 3,571 shares of Common Stock (fair market value at date of grant of $9,500) and was granted options for 10,714 shares of Common Stock in consideration for services rendered both as a director and as a consultant to the Company. Dr. Selzer's outstanding stock options were also repriced during the year. The foregoing table does not include the following options granted in December 1996: Mr. Branson--250,000 shares; Mr. Schwartz--100,000 shares; and Dr. Selzer--100,000 shares. All such options were at an exercise price of $2.0625 per share, the fair market value for the Company's Common Stock on the date the options were granted.

STOCK BASED COMPENSATION

         The Company has a 1989 Incentive Stock Option Plan and 1993 and 1995 Stock Option Plans ("the Plans") for its key employees directors and consultants to purchase shares of the Company's Common Stock. The Plans provide that the purchase price of the shares covered by incentive stock options may not be less than the fair market value of the shares on the date the option was granted. Nonstatutory stock options granted can be granted at exercise prices of 85% or more of the fair market value of the Company's Common Stock on the date of grant. To date, all options granted under the Plans have been at exercise prices equal to the fair market value of the Common Stock on the date the Company agreed to grant the options.

         The Company has, from time to time, also provided nonstatutory stock options outside of the Plans to directors, officers and consultants and has awarded stock grants to officers, directors, employees and consultants in consideration for services. These nonstatutory options generally have had a term of three to five years and have had exercise prices equal to the fair market value of the Company's Common Stock on the date the options were granted. At February 14, 1997, the Company had an aggregate of 2,104,275 shares reserved under the Plans and its 1995 Stock Bonus and Salary Deferral Plan, including an aggregate of 1,649,562 shares reserved for issuance pursuant to outstanding stock options under the Plans.

         The following table shows option grants during fiscal 1996 to the named executive officers of the Company. Reference is also made to the information included above under "Compensation."

                                     Options Granted         Percent of Total          Exercise          Expiration
             Name                    in Fiscal 1996           Options Granted            Price              Date
 -----------------------------     --------------------    ----------------------     ------------     --------------
 Lindley S. Branson                    18,571 shs.                14.8%                  $3.29         12/11/00

 John D. Greenbaum                      1,429 shs.                 1.1%                  $3.29         2/6/97

 Sanford L. Schwartz                     None                      -                      -            -


         The following table shows the number of options exercised during fiscal 1996 and the 1996 fiscal year-end value of the options held at the end of the fiscal year by the named executive officer and by the groups indicated.


                                                                                      Value of Unexercised
                       Shares Acquired on    Number of Unexercised Options at         in-the-money Options
                            Exercise                   June 30, 1996                    at June 30, 1996
           Name            of Options            Exercisable/Unexercisable          Exercisable/Unexercisable
           ----            ----------            -------------------------          -------------------------
Lindley S. Branson            None                    18,571/-0- shs.                       $-0-/$-0-
John D. Greenbaum             None                    5,000/-0- shs.                       $ -0-/$-0-
Sanford L. Schwartz           None                   6,472/4,564 shs.                   $ 21,422/$15,107


OTHER TRANSACTIONS

         During fiscal years 1996, 1995 and 1994, the Company paid certain directors or affiliated companies fees for services rendered. For information regarding amounts paid in fiscal 1996 and 1995 to such persons, see "Compensation." In fiscal 1994, no such director and/or affiliated company received fees aggregating $60,000 or more except for Creative Business Strategies, Inc., a company owned by Sanford L. Schwartz, Chairman of the Board of Directors, and Allen R. Goldstone, a former officer/director of the Company, which company was paid on an accrual basis approximately $62,000 for services rendered during fiscal 1994. In addition, Messrs. Schwartz and Goldstone received stock grants which, on the date of grant, had a fair market value of approximately $25,000 each.

         During September 1993, the Company completed the acquisition of Metamed, Inc. Howard R. Everhart, a former officer and director of the Company, and John D. Greenbaum, President of the Company, were officers and directors and the principal stockholders of Metamed and received 36,492 and 34,820 shares, respectively, of the Company's Common Stock in connection with such acquisition. Messrs. Everhart and Greenbaum were elected officers and directors of the Company upon completion of the acquisition. HealthWatch learned of Metamed in connection with the Company's retention of Mr. Greenbaum in 1993 to review and provide recommendations on improving its operating procedures and personnel. Mr. Greenbaum had had no prior relationship with the Company or any of its officers or directors. In accordance with a license agreement amended at the time that HealthWatch acquired Metamed, Inc., Mr. Everhart is being paid license fees of a minimum of $40,000 per year for six years commencing with regulatory approval for the first licensed product (April 7, 1994). Maximum fees to be paid pursuant to the agreement are $100,000 in the first year, $450,000 in the second and third years, $325,000 in the fourth year, $150,000 in the fifth year and $40,000 in the sixth year. Actual amounts paid for the three years ended April 24, 1997, 1996 and 1995 were $41,720, $40,000 and $40,000, respectively.

         It is HealthWatch's policy that any transaction involving the Company and an affiliated party be ratified by a majority of independent outside members of the Company's Board of Directors who do not have an interest in the transaction and that any such transaction be on terms no less favorable to the Company or its affiliates than those that are generally available from an unaffiliated party. Based on the amounts actually paid by affiliated parties for services rendered by the Company (or affiliated companies) or paid by the Company (or affiliated companies) for services rendered by affiliated persons, the Company's Board of Directors believes that each of the foregoing transactions were on as favorable terms to the Company (or affiliated companies) as could have been obtained from unaffiliated persons.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth as of May 31, 1997, the shares of Common Stock and percentage of total shares owned by the shareholders known to beneficially own 5% of the Company's outstanding shares of Common Stock, each director of the Company and as to all officers and directors as a group. All persons indicated have (unless indicated to the contrary) sole or shared with spouse voting and dispositive power over such shares.

Name and Address of
Beneficial Owner, Name of                    Amount
Director or Identity of Group           Beneficially Owned            Percentage
-----------------------------           ------------------            ----------

Roseann Wexler                              300,000 (1)                  7.9%
36 Stonewall Drive
Livingston, New Jersey

Republic National Trading, Inc.             200,000 (1)                  5.4%
2015 East 19th Street
Brooklyn, New York

RTM Investments, LTD.                       200,000 (1)                  5.4%
50 Broad Street
New York, New York

Lindley S. Branson                          177,142 (1)                  4.9%

Richard T. Case                               1,928 (1)                    *

Sanford L. Schwartz                          90,440 (1)(2)               2.5%

Kenneth A. Selzer, M.D.                      61,408 (1)                  1.7%

All Officers, Directors
  as a Group (9 persons)                    388,317 (1)                 10.2%

--------------------

*  Less than one percent of shares outstanding.

(1) Includes for the following persons the number of shares set forth opposite their name which are issuable within 60 days of the date of this Prospectus upon exercise of outstanding stock purchase options or warrants or conversion of outstanding debentures: Wexler--300,000 shares; Republic National Trading--200,000 shares; RTM Investments--200,000 shares; Branson--118,571 shares; Case--1,214 shares; Schwartz--58,841 shares; Selzer--57,837 shares; and all officers and directors as a group--286,242 shares.

(2) Includes shares owned by Creative Business Strategies, Inc. ("CBS"). Mr. Schwartz is an officer, director and principal shareholder of CBS.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is authorized to issue up to 14,285,714 shares of Common Stock, $.07 par value. At May 31, 1997, 3,510,670 shares of Common Stock were issued and outstanding. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and nonassessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company each common shareholder is entitled to receive a pro rata share of the Company's assets available for distribution to common shareholders.

         Holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including earnings, capital requirements and the financial condition of the Company.

WARRANTS

         The Warrants are exercisable anytime prior to 5:00 p.m. California time November 14, 1998, at $2.00 per share. The Company has reduced the exercise price of the Warrants in certain events to $.___ per share if they are exercised prior to August 31, 1997.

         The number of shares issuable upon exercise of the Warrants and the exercise price will be equitably adjusted upon the occurrence of certain events such as stock splits, stock dividends, and recapitalizations. The Warrants are redeemable by the Company prior to their exercise or expiration by giving 30 days notice of redemption. The redemption price of the Warrants is $.50 per Warrant. Any Warrantholder who does not exercise prior to the redemption date, will forfeit the right to purchase shares of Common Stock underlying the Warrants. The Warrants may be exercised on surrender of the applicable Warrant certificate at anytime prior to expiration of the Warrant exercise period or the redemption date, if any.

DEBENTURES

         The Debentures, in the original principal amount of $750,000, mature on September 1, 1997. Each Debenture bears interest at 10% per annum. At May 31, 1997, $580,000 principal amount of the Debentures were issued and outstanding.

         The holders of the Debentures are entitled at any time prior to the close of business on September 1, 1997, subject to prior redemption, to convert the Debentures into Common Stock of the Company, at the conversion price of $14.00 per share, subject to adjustment as described below. No adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends on any Common Stock issued. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the redemption date.

         Subject to certain limitations and as further provided in the Subscription and Purchase Agreement for the Debentures, the Conversion Price shall be adjusted upon the occurrence of certain events, including the subdivision, consolidation or reclassification of the outstanding Common Stock.

         Payment of the Debentures is secured by a pledge of the Company's accounts receivable and other rights to receive payments of money, inventory and equipment. The payment of the principal of and interest on the Debentures may, with the consent of at least a majority of the principal amount of the Debentures then outstanding, be subordinated in right of payment to the prior payment in full of all Superior Indebtedness of the Company. The Company may, at its option, issue up to $500,000 of additional indebtedness with equal rights to payment and to be secured by the Collateral as that of the Debentures.

PREFERRED STOCK

         The Company is authorized to issue up to 1,428,571 shares of Preferred Stock in series to be designated by the Board of Directors. No shares of Preferred Stock are expected to be issued by the Company in the immediate future; however, the Board may use its authority to issue Preferred Stock to effect the business purposes of the Company. Material provisions concerning the terms of any series of Preferred Stock such as dividend rate, conversion features and voting rights, will be determined by the Board of Directors of the Company at the time of such issuance. The ability of the Board to issue Preferred Stock also could be used by the Company as a means of resisting a change of control of the Company and, therefore, could be considered an "anti-takeover" device.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information with respect to the offering and the ownership of Common Stock by the Selling Shareholders as of May 31, 1997.


----------------------------------------------------------------------------------------------------------------------
                                   Shares of Common                                               Shares of Common
                                     Stock Owned            Percentage of           Shares          Stock Owned
        Name of Selling              Beneficially            Common Stock          Offered          Beneficially
          Shareholder             Before Offering(1)    Owned Beneficially(1)       Hereby        After Offering(1)
          -----------             ------------------    ---------------------      -------        -----------------
Roseann Wexler                          300,000                  7.9%                300,000             None
Republic National
     Trading, Inc.                      200,000                  5.4%                200,000             None
RTM Investments, LTD                    200,000                  5.4%                200,000             None
Sunpack, LLC                            181,666                  4.9%                181,666             None
Jasminville Corporation N.V.            173,733                  4.7%                173,733             None
Dave Lilja                              166,800                  4.5%                 85,000           81,800(2)
Galaxy Investments, Inc.                100,000                  2.8%                100,000             None
Briarwood Investments, Inc.              50,000                  1.4%                 50,000             None
Wellington Corporation N.V.              39,999                  1.1%                 39,999             None
Richgrove N.V.                           39,999                  1.1%                 39,999             None
Lanter Investment
     Corporation N.V.                    39,999                  1.1%                 39,999             None
Swifton Capital
     Corporation N.V.                    39,999                  1.1%                 39,999             None
Varooge Yerganian                        25,000                   *                        *             None
Allen Brutman                            25,000                   *                        *             None

---------------------

         *  Less than one percent.
         (1) Includes shares subject to issuance upon conversion of outstanding shares of Preferred Stock and exercise of outstanding Warrants to Purchase Common Stock.

         (2) Represents 1.6% of the outstanding shares following the offering of the Shares, assuming all of the Warrants are exercised.


                              PLAN OF DISTRIBUTION

         The Company has been advised that the Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at negotiated prices and terms or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) in privately negotiated transactions not involving a broker or dealer. In effecting sales, brokers or dealers engaged to sell Shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell Shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders.


                                  LEGAL MATTERS

         The legality of the Common Stock will be passed upon for the Company by the firm of Gray, Plant, Mooty, Mooty & Bennett, P.A. A member of such firm owns 58,571 shares of Common Stock and warrants and stock options representing the right to acquire an aggregate of 268,571 shares of Common Stock.


                                     EXPERTS

         The audited financial statements of the Company for the years ended June 30, 1996 and 1995, included in this Prospectus have been audited by Silverman Olson Thorvilson & Kaufmann, Ltd., certified public accountants, as indicated in their reports thereon appearing elsewhere in the Registration Statement. Such financial statements are included in reliance upon the authority of said firm as experts in accounting and auditing.



                          INDEX TO FINANCIAL STATEMENTS

                                HEALTHWATCH, INC.
                                                             Page
                                                             ----

Independent Auditors' Report                                 F-2

Consolidated Balance Sheet at June 30, 1996 and 1995         F-3

Consolidated Statement of Operations for the Years Ended
June 30, 1996 and 1995                                       F-4

Consolidated Statement of Shareholders' Equity for the
Years Ended June 30, 1996 and 1995                           F-5

Consolidated Statement of Cash Flows for the Years Ended
June 30, 1996 and 1995                                       F-6

Notes to Consolidated Financial Statements for the Years
Ended June 30, 1996 and 1995                                 F-8

Consolidated Balance Sheet at March 31, 1997 (unaudited)     F-21


Consolidated Statement of Operations for the nine months
ended March 31, 1997 and 1996 (unaudited)                    F-22


Consolidated Statement of Cash Flows for the nine months
ended March 31, 1997 and 1996 (unaudited)                    F-23


Notes to Consolidated Financial Statements for the nine
months ended March 31, 1997 and 1996 (unaudited              F-24
---------------


                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
HealthWatch, Inc.
Vista, California

We have audited the accompanying consolidated balance sheet of HealthWatch, Inc. and its subsidiaries, as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthWatch, Inc. and its subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




SILVERMAN OLSON THORVILSON & KAUFMANN LTD
CERTIFIED PUBLIC ACCOUNTANTS
Minneapolis, Minnesota

August 16, 1996


                                HEALTHWATCH, INC.

                           CONSOLIDATED BALANCE SHEET

                             June 30, 1996 and 1995


           ASSETS                                                                    1996              1995
                                                                                ------------     ------------
Current assets:
    Cash                                                                        $     79,083     $    742,981
    Accounts receivable, net of allowance for doubtful
        accounts of $11,567 and $29,487, respectively                                229,543          285,956
    Inventory (Note 3)                                                               818,935          927,201
    Subscription receivable (Note 4)                                                 104,568             --
    Other current assets                                                              27,134          104,587
                                                                                ------------     ------------
               Total current assets                                                1,259,263        2,060,725

Property and equipment, net (Note 5)                                                  72,086          138,769
Intangible assets, net (Note 6)                                                    1,169,232        1,416,072
Other assets                                                                         117,971          138,553

               Total assets                                                     $  2,618,552     $  3,754,119
                                                                                ============     ============
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                                            $    215,804     $    481,438
    Accrued compensation and payroll taxes                                           235,241          214,978
    Other accrued liabilities - related parties                                       34,154          143,799
    Other accrued liabilities - unrelated parties                                    298,304          354,415
    Note payable - related party (Note 7)                                               --            160,000
    Notes payable - unrelated parties (Note 8)                                          --            125,000
    Deferred revenue                                                                 171,202          177,506
    Current portion of long-term debt (Note 9)                                          --              3,948
                                                                                ------------     ------------
               Total current liabilities                                             954,705        1,661,084

Debentures payable - related parties (Note 10)                                        15,000           40,000
Debentures payable - unrelated parties (Note 10)                                     565,000          540,000
                                                                                ------------     ------------
               Total liabilities                                                   1,534,705        2,241,084
                                                                                ------------     ------------

Contingencies and commitments (Note 11)                                                 --               --

Shareholders' equity:
    Cumulative preferred stock, $.07 par value; 1,428,571 shares authorized,
        200,000 and 0 shares issued
        and outstanding, respectively (Notes 11 and 17)                               14,000             --
    Common stock, $.07 par value; 14,285,714
        shares authorized, 1,624,581 and 720,060
        issued and outstanding, respectively (Note 17)                               113,720           50,404
    Additional paid-in capital                                                    12,958,348       11,442,003
    Accumulated deficit                                                          (11,963,662)      (9,942,423)
    Equity adjustment from foreign currency translation                              (38,559)         (36,949)
                                                                                ------------     ------------
               Total shareholders' equity                                          1,083,847        1,513,035
                                                                                ------------     ------------
               Total liabilities and shareholders' equity                       $  2,618,552     $  3,754,119
                                                                                ============     ============
The accompanying notes are an integral part of the consolidated financial statements.




                                HEALTHWATCH, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995


                                                                   1996            1995
                                                               -----------     -----------
Product sales                                                  $ 2,041,464     $ 3,516,252
Product cost of sales                                            1,603,454       2,399,543
                                                               -----------     -----------
        Gross profit                                               438,010       1,116,709

Operating costs and expenses:
    Selling, general and administrative - related parties          173,413         149,100
    Selling, general and administrative - unrelated parties      1,512,032       1,956,048
    Depreciation and amortization                                  325,872         355,701
    Research and development - related parties                        --            54,047
    Research and development - unrelated parties                   345,240         445,052
                                                               -----------     -----------
        Total operating costs and expenses                       2,356,557       2,959,948
                                                               -----------     -----------
           Loss from continuing operations                      (1,918,547)     (1,843,239)

Other income (expense):
    Interest income                                                  8,030           4,546
    Interest expense - unrelated parties                           (64,621)        (72,395)
    Interest expense - related parties                              (1,575)         (4,548)
    Miscellaneous                                                     --            85,182
                                                               -----------     -----------

           Total other income (expense)                            (58,166)         12,785
                                                               -----------     -----------
           Loss from continuing operations before
               extraordinary item                               (1,976,713)     (1,830,454)

Extraordinary item - gain from
    extinguishment of debt (Note 15)                                 7,974          61,603
                                                               -----------     -----------
           Net loss                                            $(1,968,739)    $(1,768,851)
                                                               ===========     ===========

Income (loss) per share of common stock:
        Continuing operations                                  $     (1.68)    $     (4.55)
        Extraordinary item                                             .01             .15
                                                               -----------     -----------

Net loss per share                                             $     (1.67)    $     (4.40)
                                                               ===========     ===========
Weighted average number of shares outstanding                    1,175,434         402,310
                                                               ===========     ===========


The accompanying notes are an integral part of the consolidated financial statements.


                                HEALTHWATCH, INC.


                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                                                                                      ADDITIONAL
                                                             PREFERRED STOCK (NOTE 17)      COMMON STOCK (NOTE 17)     PAID-IN
                                                               SHARES        AMOUNT         SHARES        AMOUNT       EQUITY
                                                              -------     --------        ---------     --------     -----------

Balances at June 30, 1994                                        --       $   --            371,791     $ 26,025     $10,700,887

Receipt of subscription                                          --           --               --           --              --
Common stock issued in public offering (Note 12)                 --           --            313,627       21,954         387,650
Common stock issued for services                                 --           --             29,286        2,050         294,800
Common stock issued in private placement                         --           --              4,285          300          44,700
Common stock issued for conversion of debentures (Note 10)       --           --              1,071           75          13,966
Contractual dividend (Note 11)                                   --           --               --           --              --
Equity adjustment from foreign currency translation              --           --               --           --              --
Net loss                                                         --           --               --           --              --
                                                              -------     --------        ---------     --------     -----------

Balances at June 30, 1995                                        --           --            720,060       50,404      11,442,003

Common stock issued in public offering (Note 12)                 --           --            218,372       15,286         226,532
Common stock bonuses                                             --           --              8,844          619          32,786
Common stock issued for accrued stock bonuses                    --           --             47,856        3,350         106,450
Preferred stock issued for conversion
of common stock (Note 11)                                     400,000       28,000          (57,143)      (4,000)        (24,000)
Common stock issued for conversion
    of preferred stock (Note 11)                             (200,000)     (14,000)         171,428       12,000           2,000
Common stock issued for services                                 --           --             55,127        3,859         178,267
Common stock issued in settlement of liabilities                 --           --             93,648        6,555         301,540
Common stock warrants exercised                                  --           --            303,532       21,247         587,170
Common stock issued for conversion of notes payable              --           --             62,857        4,400         105,600
Contractual dividend (Note 11)                                   --           --               --           --              --
Equity adjustment from foreign currency translation              --           --               --           --              --
Net loss                                                         --           --               --           --              --
                                                              -------     --------        ---------     --------     -----------

Balances at June 30, 1996                                     200,000     $ 14,000        1,624,581     $113,720     $12,958,348
                                                              =======     ========        =========     ========     ===========

[WIDE TABLE CONTINUED FROM ABOVE]



PREFERRED STOCK (NOTE 17)                                       ACCUMULATED      CAPITAL    SUBSCRIPTION  TOTAL SHAREHOLDERS'
                                                                  DEFICIT       ADJUSTMENT   RECEIVABLE        EQUITY
                                                               ------------     --------     ---------     -----------

Balances at June 30, 1994                                      $ (8,128,572)    $(39,560)    $(225,000)    $ 2,333,780

Receipt of subscription                                                --           --         225,000         225,000
Common stock issued in public offering (Note 12)                       --           --            --           409,604
Common stock issued for services                                       --           --            --           296,850
Common stock issued in private placement                               --           --            --            45,000
Common stock issued for conversion of debentures (Note 10)             --           --            --            14,041
Contractual dividend (Note 11)                                      (45,000)        --            --           (45,000)
Equity adjustment from foreign currency translation                    --          2,611          --             2,611
Net loss                                                         (1,768,851)        --            --        (1,768,851)
                                                               ------------     --------     ---------     -----------

Balances at June 30, 1995                                        (9,942,423)     (36,949)         --         1,513,035

Common stock issued in public offering (Note 12)                       --           --            --           241,818
Common stock bonuses                                                   --           --            --           143,205
Common stock issued for accrued stock bonuses                          --           --            --              --
Preferred stock issued for conversion
of common stock (Note 11)                                              --           --            --              --
Common stock issued for conversion
    of preferred stock (Note 11)                                       --           --            --              --
Common stock issued for services                                       --           --            --           182,126
Common stock issued in settlement of liabilities                       --           --            --           308,095
Common stock warrants exercised                                        --           --            --           608,417
Common stock issued for conversion of notes payable                    --           --            --           110,000
Contractual dividend (Note 11)                                      (52,500)        --            --           (52,500)
Equity adjustment from foreign currency translation                    --         (1,610)         --            (1,610)
Net loss                                                         (1,968,739)        --            --        (1,968,739)
                                                               ------------     --------     ---------     -----------

Balances at June 30, 1996                                      $(11,963,662)    $(38,559)    $    --       $ 1,083,847
                                                               ============     ========     =========     ===========


The accompanying notes are an integral part of the consolidated financial statements.

                                HEALTHWATCH, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995


                                                                           1996           1995
                                                                      -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                          $(1,968,739)    $(1,768,851)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
           Depreciation and amortization                                  325,872         355,701
           Stock issued as payment of expenses                            215,531         296,850
           Extraordinary gain on extinguishment of debt                    (7,974)        (61,603)
           Discount on note receivable                                       --            13,639
        (Increase) decrease in assets:
           Accounts receivable                                             56,413         467,109
           Inventory                                                      108,266         279,108
           Other current assets                                            77,453          51,702
           Other assets                                                    20,582         (15,705)
        Increase (decrease) in liabilities:
           Accounts payable                                                12,560        (161,619)
           Accrued liabilities - related parties                           36,842          78,025
           Accrued liabilities - unrelated parties                          2,840        (127,702)
           Deferred revenue                                                (6,304)          4,197
                                                                      -----------     -----------

               Net cash used in operating activities                   (1,126,658)       (589,149)
                                                                      -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property & equipment                                      (12,349)         (2,649)
    Payments received on note receivable                                     --           110,485
                                                                      -----------     -----------
               Net cash provided by (used in) investing activities        (12,349)        107,836
                                                                      -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from issuance of common stock                            745,667         454,604
    Proceeds from subscriptions receivable                                   --           450,000
    Proceeds from issuance of note payable - related party                   --           150,000
    Repayment of note payable - related party                             (15,000)           --
    Proceeds from issuance of note payable - unrelated parties               --           125,000
    Repayment of note payable - unrelated party                          (160,000)           --
    Repayment of long-term debt                                            (3,948)         (7,855)
    Dividends to preferred stockholders                                   (90,000)           --
                                                                      -----------     -----------

               Net cash provided by financing activities                  476,719       1,171,749
                                                                      -----------     -----------
Effect of exchange rate changes on cash                                    (1,610)          2,611
                                                                      -----------     -----------
Increase (decrease) in cash                                              (663,898)        693,047

Cash - beginning of year                                                  742,981          49,934
                                                                      -----------     -----------
Cash - end of year                                                    $    79,083     $   742,981
                                                                      ===========     ===========


The accompanying notes are an integral part of the consolidated financial statements.


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
                                                           1996          1995
                                                           ----          ----

Cash paid during the year for interest                 $   64,986      $75,724
                                                       ==========      =======

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ended June 30, 1996:
         The Company had $7,974 of accounts payable forgiven (Note 15), resulting in an extraordinary gain.

         Notes payable holders converted $110,000 of notes to 62,857 shares of common stock valued at $110,000 (Note 8).

         Shareholders converted 57,143 shares of common stock valued at $600,000 to 400,000 shares of preferred stock (Note 11).

         Shareholders converted 200,000 shares of preferred stock valued at $300,000 to 171,428 shares of common stock (Note 11).

         The Company paid $270,250 of accounts payable and $37,845 of accrued liabilities - related parties by issuing 93,648 shares of common stock (Note 13).

         The Company issued 55,127 shares of common stock valued at $182,126 in exchange for services.

         The Company issued 40,713 shares of common stock valued at $97,400 as payment of accrued related party stock grants (Note 13) and 7,143 shares of common stock valued at $12,400 as payment of accrued unrelated party stock grants.

         The Company issued 8,844 shares of common stock valued at $33,405 as payment of employee bonuses.

         In June 1996, warrants to purchase 46,461 shares of common stock were exercised and the corresponding shares were issued in exchange for a receivable aggregating $104,568 (Note 4).

During the year ended June 30, 1995:
         The Company forgave $13,639 of a note receivable in exchange for the repayment of the note before maturity.

         The Company had $61,603 of accounts payable forgiven (Note 15), resulting in an extraordinary gain.

         Debenture holders converted $15,000 of debentures to 1,071 shares of common stock valued at $14,041, net of $959 of debenture issuance costs written-off.

         The Company issued 29,286 shares of common stock valued at $296,850 in exchange for services.

The accompanying notes are an integral part of the consolidated financial statements.


                                HEALTHWATCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995


NOTE 1:           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Nature of Organization:

                      HealthWatch, Inc. (HealthWatch or the Company) has developed an intravenous ("I.V.") product that it expects to begin selling during fiscal year 1997 to hospitals and medical clinics throughout the United States. In addition, the Company manufactures and distributes cardiovascular, noninvasive diagnostic medical instruments to hospitals and medical clinics worldwide with the majority of sales occurring in the United States and Great Britain. The Company grants credit to its customers in the normal course of business.

                  Principles of Consolidation:

                      The consolidated financial statements include the accounts of HealthWatch and HealthWatch Technologies, Inc., a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries Life Sciences, Inc. and Cambridge Medical Equipment Limited. All significant intercompany accounts and transactions have been eliminated.

                  Inventory:

                      Inventory is recorded at the lower of cost (determined on a first-in, first-out basis) or market.

                  Property and Equipment:

                      Property and equipment is stated at cost. Depreciation is computed using straight-line methods and is expensed based upon the estimated useful lives of the assets.

                      Expenditures for additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

                  Intangible Assets:

                      Intangible assets have been accounted for under the provisions of Accounting Principles Board Opinion No. 17 "Intangible Assets".

                      The Company has not adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121) in fiscal 1996. SFAS 121 is effective for years beginning after December 15, 1995 and requires the Company to review long lived assets and certain identifiable intangibles for impairment, by estimating the future cash flows expected to result from the use and disposal of the asset in comparison with the carrying value of the asset. The Company has not determined what effect, if any, early adoption of SFAS 121 would have on the 1996 financial statements.

                  Deferred Revenue:

                      Deferred revenue represents amounts received on service contracts but not yet earned. Revenue is recognized on a straight-line basis over the life of the contract.

                  Equity Adjustment From Foreign Currency Translation:

                      The equity adjustment from foreign currency translation arises upon translating Cambridge Medical Equipment Limited's activity from British pounds to U.S. dollars.

                  Revenue Recognition:

                      The Company recognizes revenue from product sales at the time ownership transfers to the customer, principally, at shipment.

                  Stock-Based Compensation:

                      The Company has not adopted Statement of Financial Accounting SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123) in fiscal 1996. SFAS 123 is effective for years beginning after December 15, 1995 and prescribes accounting and reporting standards for all stock-based compensation plans. Since the Company intends to elect continued recognition of certain stock-based compensation using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, no effect on the Company's expense recognition is expected.

                  Income Taxes:

                      Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                  Income (Loss) Per Share of Common Stock:

                      Income (loss) per share is calculated based on the weighted average number of shares actually outstanding as the effect of including the common stock equivalents would be anti-dilutive.

                  Concentrations of Credit:

                      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Accounts receivable arise from the sale of medical products to hospitals and medical clinics worldwide. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the medical industry.

                  Use of Estimates:

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                  Reclassifications:

                      Certain reclassifications have been made in the 1995 financial statements in order to conform with 1996 financial statement presentation. These reclassifications have no effect on accumulated deficit or net loss, as originally reported.

NOTE 2:           MANAGEMENT'S OPERATING PLANS

                  As a result of recurring losses and negative cash flow from operations, management has reviewed the Company's ability to continue in existence.

                  Management's plans in this regard, include the commencement of sales of the "PACER", the Company's new proprietary IV infusion device. During 1996, the Company conducted marketing evaluations of the PACER, which resulted in refinements being made to the product. These marketing evaluations and Company refinements limited the PACER'S 1996 marketing and sales efforts. Management plans to implement a full marketing and sales effort for this product in the second and third quarters of fiscal 1997. Management believes that sales of PACER will contribute greatly toward future operations of the Company, although no assurance regarding the commercial success of this product can be provided at this time.

                  In addition, management has commenced efforts to raise, through the sales of securities, the additional capital required to fund planned 1997 activities. In the event that PACER is not commercially successful and/or the Company is not able to raise additional working capital, management plans to trim general and administrative expenses, and sell or discontinue any non-performing operating lines and focus its attentions and resources on the remaining business.

NOTE 3:           INVENTORY

                  Inventory consisted of the following at June 30:
                                              1996       1995
                                           --------    --------
                  Raw materials            $728,852    $655,960
                  Work in process            81,894     135,235
                  Finished goods              8,189     136,006
                                           --------    --------
                        Total inventory    $818,935    $927,201
                                           ========    ========
NOTE 4:           SUBSCRIPTION RECEIVABLE

                  In June 1996, warrants to purchase 46,461 shares of common stock were exercised and the corresponding shares issued in exchange for a $104,568 receivable. The receivable was paid to the Company in July 1996.

NOTE 5:           PROPERTY AND EQUIPMENT


                  Property and equipment consisted of the following at June 30:
                                                                                     Estimated
                                                                                    Useful Life
                                                          1996          1995          In Years
                                                       ---------     ---------      ------------
                  Furniture and equipment              $ 859,120     $ 846,771             5
                  Leasehold improvements                  29,197        29,197           5-6
                                                       ---------     ---------
                    Total property and equipment         888,317       875,968
                  Less accumulated depreciation         (816,231)     (737,199)
                                                       ---------     ---------

                        Property and equipment, net    $  72,086     $ 138,769
                                                       =========     =========

                  Depreciation expense was $79,032 and $98,503 for 1996 and 1995, respectively.


NOTE 6:           INTANGIBLE ASSETS

                  Intangible assets arose in the acquisition of Life Sciences, Inc. and consisted of the following at June 30:


                                                                                         Estimated
                                                                                        Useful Life
                                                       1996            1995              In Years
                                                   -----------     -----------          -----------
                  Technology                       $ 1,594,838     $ 1,594,838              10
                  Drawings & documentation             347,149         347,149              10
                  Life Sciences name                   300,000         300,000              10
                  Applications                         250,000         250,000              10
                  Customer base                        225,000         225,000              10
                                                   -----------     -----------
                                                     2,716,987       2,716,987
                  Less accumulated amortization     (1,547,755)     (1,300,915)
                                                   -----------     -----------

                      Intangible assets, net       $ 1,169,232     $ 1,416,072
                                                   ===========     ===========


                  Amortization expense was $246,840 and $257,198 for 1996 and 1995, respectively.

NOTE 7:           NOTE PAYABLE - RELATED PARTY

                  Note payable - related party consisted of the following at June 30:

                                                              1996        1995
                                                              ----        ----
                  Note payable to an entity owned by a
                  shareholder/director of the Company.
                  The note bears interest at 10%, is
                  unsecured and due on demand.  This note
                  was repaid in July, 1995.                 $  -      $  160,000
                                                            =======   ==========

NOTE 8:           NOTES PAYABLE - UNRELATED PARTIES

                  Notes payable - unrelated parties consist of short-term loans bearing interest at 10%, payable at the earlier of October 7, 1995, or when the Company's gross proceeds from the sale of equity securities achieves $500,000 (Note 12). The notes are secured by substantially all corporate assets. In August 1995, the Company repaid $125,000 of the notes payable - unrelated parties, of which $110,000 was retired by the issuance of 62,857 shares of common stock.

                  In connection with these notes and certain other commitments provided by the noteholders, the Company issued to the note holders warrants to purchase up to 142,857 shares of the Company's common stock at $1.75 per share (Note 11). The warrants expire in April 1997 and are redeemable by the Company after April 1, 1996 for $.35 per share.

NOTE 9:           LONG-TERM DEBT

                  Long-term debt consisted of the following at June 30:

                                                               1996      1995
                                                               ----      ----
                  Note payable - secured by computer and
                  software with interest at 15.2%.  The note
                  was repaid in May 1996.                     $  -     $  3,948
                  Less current portion                           -       (3,948)
                                                              ------   ---------
                        Long-term debt                        $  -     $     -
                                                              ======   =========
NOTE 10:          DEBENTURES PAYABLE

                  Debentures payable accrue interest at an annual rate of 10%, payable quarterly. The debentures mature September 1997 and are secured by substantially all corporate assets. The debentures can be converted into common stock at any time prior to maturity at an initial conversion rate of one share of common stock for every $14.00 of debentures converted.

                  During 1996, no debentures were converted to common stock. During 1995, debentures aggregating $15,000 were converted to 1,071 shares of the Company's common stock, resulting in an increase in equity of $14,041, net of $959 of debenture issuance costs written-off. Additionally in 1996, as the result of changes in board membership, $25,000 of the June 30, 1995 debentures payable - related parties has been reclassified as debentures payable - unrelated parties at June 30, 1996.

                  Debentures payable to related parties consist of debentures issued to a director/shareholder of HealthWatch.

NOTE 11:          CONTINGENCIES AND COMMITMENTS

                  Convertible/Redeemable Preferred Stock:

                      In May 1995 as settlement of a dispute with certain common stockholders, the Company contractually committed to convert 57,143 shares of the Company's common stock purchased for $600,000 into 400,000 shares of the Company's Series A $1.50 stated value, 10% - cumulative and convertible preferred stock. These stockholders are entitled to cumulative dividends accruing from October 1994 aggregating $52,500 and $45,000, respectively, for the years ended June 30, 1996 and 1995. At June 30, 1996 and 1995, accrued and unpaid dividends aggregating $7,500 and $45,000, respectively, are included in accrued liabilities - unrelated parties. As of June 30, 1995, the preferred stock had been authorized but not issued, and accordingly, these shares were still reflected as common stock.

                      In June 1996, 200,000 shares of preferred stock were converted to 171,428 shares of common stock in accordance with the conversion option. Subsequent to year end, the remaining 200,000 shares of preferred stock were converted to 157,192 shares of common stock in accordance with the agreement's conversion option.

                  Operating Leases:

                      The Company leases its corporate offices and manufacturing facilities under non-cancellable operating leases.

                      Future minimum lease payments are as follows for the years ended June 30:

                                     1997              $  210,288
                                     1998                 210,025
                                     1999                  91,025
                                     2000                   4,519
                                     2001                       -
                                                       ----------
                                                       $  515,857
                                                       ==========

                      Rent expense for 1996 and 1995 was $204,000 and $204,523,
                      respectively.

                  Warranty Reserve:

                      The Company sells the majority of its products with repair or replacement warranties. The Company has established an accrued warranty reserve of $7,529 and $19,327, at June 30, 1996 and 1995, respectively, for estimated future warranty claims. These amounts are included in other accrued liabilities - unrelated parties.

                  Stock Options:

                      At June 30, 1995, an aggregate of 50,000 shares of common stock were reserved for issuance under the Company's 1983 Incentive Stock Option Plan and 1989 and 1994 Stock Option Plans. Pursuant to the plans, the Board of Directors may grant options to key individuals at their discretion. Option prices under the Incentive Stock Option Plan may not be less than the fair market value on the date the option is granted, whereas, non-statutory stock option prices may not be less than 85% of the fair market value on the date the option is granted.

                      As of June 30, 1996, the Company had qualified and nonqualified options outstanding as follows:

               Common Shares     Exercise               Expiration
               Under Option    Price Per Share   Date
               ------------    ---------------   ----
                   1,071        $   68.32              December 1996
                   4,762        $    2.66              January 1997
                  47,182        $    2.10              February 1997
                      18        $   45.50              April 1997
                  42,858        $    2.10              May 1997
                   6,257        $    2.66              August 1997
                   5,123        $   15.76              August 1997
                   1,677        $   22.75              November 1997
                     821        $    2.66              November 1997
                     107        $   15.76              November 1997
                     179        $   15.76              December 1997
                   3,571        $    2.94              September 1998
                   1,786        $    2.66              December 1998
                     536        $   19.32              December 1998
                   1,429        $    3.29              February 1997
                  47,142        $    3.06              March 1999
                   3,400        $    3.00              June 1999
                  55,571        $    3.29              December 2000
                   3,571        $    7.42              January 2000
                   3,571        $    2.66              January 2000
                  28,571        $    2.66              May 2000
                   7,142        $    3.71              February 2001
                  14,286        $    3.00              May 2001
                 -------
                 280,631
                 =======

                      Various officers and directors have been granted a total of 63,534 options under the Company's Stock Option Plans (Note 13) which are included in the above table.

                      Options to purchase a total of 280,631 common shares were outstanding, of which 167,848 are exercisable at June 30, 1996.

                  Stock Warrants:

                      At June 30, 1996, the Company had warrants outstanding as follows:

               Common Shares        Exercise         Expiration
               Under Warrant     Price Per Share        Date
               -------------     ---------------     ----------

                    9,286        $    3.50        July 1996
                  297,425        $    5.25        December 1996
                   14,286        $    2.94        December 1996
                   65,714        $    1.75        April 1997
                   14,285        $    3.50        May 1997
                   13,392        $   14.00        August 1997
                  -------
                  414,388
                  =======

                      Additionally, in July 1996, the Company issued warrants to purchase 280,000 shares of common stock with an exercise price of $2.70 per share. The warrants were sold for, in aggregate, $14,000 and expire in November 1996.

                      The following warrants have redemption rights:

                      Warrants that represent the right to acquire 297,425 shares at $5.25 per share are redeemable by the Company after November 15, 1995 for $.35 per share, warrants that represent the right to acquire 14,286 shares at $2.94 per share are redeemable by the Company after April 1, 1996 for $.35 per share, and warrants that represent the right to acquire 65,714 shares at $1.75 per share are redeemable by the Company after April 1, 1996 for $.35 per share.

                  Advisory Board:

                      In May and July 1996, the Company entered into a thirteen-month agreement with four individuals ("the Advisory Board") to provide consultation and advice relating to the introduction of the Company's new proprietary product into the health-care market. Upon commencement of the agreement, the Company agreed to pay the Advisory Board a total of $5,000, issue 1,910 shares of common stock and non-statutory stock options to purchase an additional 14,440 shares of common stock at a per share price ranging from $3.00 to $3.625. In addition, the Company will pay the advisors a total of $2,000 and issue common stock totaling $52,500 over the term of the agreement.

                  Investment Banking Agreement:

                      During June 1996, the Company entered into an investment banking service agreement. Pursuant to the agreement, the Company will receive certain investment banking services including advice on investment and shareholder matters in exchange for 15,000 shares of the Company's common stock. In addition, for any shareholder transactions introduced by the investment banker, the Company will pay fees based on a sliding scale from 1% to 5% of the dollar value of the transaction.

                  Litigation:

                      During 1994, the landlord of the Company's former corporate offices filed a claim against the Company. The claim alleged that the Company was in breach of its lease and sought damages aggregating approximately $200,000.

                      During 1995, a settlement was reached which required the Company to pay $65,000 to the landlord. Pursuant to the settlement, the $65,000 accrued interest at 11% and was payable in installments through November 1995. As of June 30, 1995, $50,000 of the settlement is included in accrued liabilities - unrelated parties. The liability was paid during 1996.

NOTE 12:          PUBLIC SECURITIES OFFERING

                  At June 30, 1995, the Company was offering up to 200,000 units of its securities for sale to the public at $7.00 per unit; each unit consisting of four shares of common stock and two stock purchase warrants, representing the right to purchase additional shares of common stock. Through June 30, 1995, the Company had sold 313,627 shares of common stock and 156,813 warrants to purchase shares of common stock, resulting in proceeds net of commission and other direct expenses (aggregating $139,244) of $409,604.

                  During 1996, the Company completed the offering and sold an additional 218,372 shares of common stock and 109,186 warrants to purchase shares of common stock resulting in additional proceeds net of commissions and other direct expenses (aggregating $140,333) of $241,818.

NOTE 13:          RELATED PARTY TRANSACTIONS

                  Stock Options:

                      At June 30, 1996, the Company had outstanding the following qualified and nonqualified stock options granted to officers and directors:

               Common Shares    Exercise            Expiration
               Under Option   Price Per Share         Date
               ------------   ---------------         ----

                   5,036        $   2.66          August 1997
                     642        $   2.66          November 1997
                   3,571        $   2.66          January 2000
                   3,571        $   7.42          January 2000
                  25,000        $   2.66          May 2000
                  25,714        $   3.29          December 2000
                  ------
                  63,534
                  ======

                      Of the total outstanding options granted to officers and directors as discussed above, options to acquire up to an aggregate of 37,840 shares of common stock are exercisable at June 30, 1996.

                  Technology and Patent Licensing Agreement:

                      The Company has an agreement with a former officer/director and current stockholder to license certain technology and patent rights through April 2000 in exchange for a fee. The fee is based on a variable rate based on unit sales. The maximum and minimum fees to be paid for each of the years are as follows:

               Year Ending      Minimum            Maximum
                 June 30,         Fee                Fee
               -----------    ----------        ----------
                  1995        $   40,000        $  450,000
                  1996            40,000           450,000
                  1997            40,000           325,000
                  1998            40,000           150,000
                  1999            40,000            40,000
                              ----------        ----------
                              $  200,000        $1,415,000
                              ==========        ==========

                      During 1996 and 1995, licensing fee expense was $40,000, of which $10,000 remains unpaid at June 30, 1996 and 1995 and is included in other accrued liabilities - related parties.

                  Consulting Agreements:

                      Creative Business Strategies, Inc. (CBS), a company owned by two persons, a current director of the Company and a former director, provides the Company with business development consulting services in exchange for a fee. During 1996 and 1995, the Company had incurred $37,147 and $31,100, respectively, of fees to CBS, of which $15,900 and $34,813, remained unpaid at June 30, 1996 and 1995, respectively, and are included in other accrued liabilities - related parties. In addition, during 1996, the Company paid $37,845 of fees by issuing 11,506 shares of common stock.

                      A former officer/director and current shareholder of the Company provided general and current business consulting services to the Company. During 1996, the Company incurred and paid $52,000 of fees, of which $16,000 was paid through the issuance of 4,286 shares of common stock.

                      For the year ended June 30, 1996, the Company incurred legal fees aggregating $68,332 to an entity in which one of its principals became an officer of the Company on October 1, 1995. As of June 30, 1996, $7,875 of the 1996
                      fees remains unpaid and is included in other accrued liabilities - related party.

                      During 1995, a former officer/director and current shareholder of the Company provided product development services to the Company in exchange for a fee aggregating $54,047.

                  Stock Grants:

                      During 1995, two members of the Company's Board of Directors were granted an aggregate of 39,285 shares of the Company's common stock as a bonus valued at $72,400. During 1994, two members of the Company's Board of Directors were granted 1,428 shares of the Company's common stock as a bonus valued at $25,000.

                      As of June 30, 1995, none of the shares underlying these grants had been issued, and accordingly the value of these bonuses ($97,400 at June 30, 1995) are included in other accrued liabilities - related parties. During 1996, the 40,713 shares of common stock were issued in accordance with these grants.

NOTE 14:          INCOME TAXES

                  The effective tax rate varies from the maximum federal statutory rate as a result of the following items:


                                                                                  1996                  1995
                                                                                  ----                  ----
                  Tax benefit computed at the maximum
                    federal statutory rate                                        34.0)%                (34.0)%
                  Increase in taxes resulting from amortization
                    of intangible assets                                           6.0                    6.0
                  Loss to be carried forward                                      28.0                   28.0
                                                                                  ----                   ----
                        Income tax provision                                      - %                    - %
                                                                                  ====                   ====
                  Deferred taxes consisted of the following at June 30:
                                                                                  1996                  1995
                                                                                  ----                  ----
                    Asset:
                      Net operating loss carryforward                          $ 1,759,000          $ 1,400,000
                      Other                                                        138,000              100,000
                                                                               -----------          -----------
                        Net deferred tax asset                                   1,897,000            1,500,000
                      Less valuation allowance                                  (1,897,000)          (1,500,000)
                                                                               -----------          -----------

                         Net deferred tax asset                                $      --            $      --
                                                                               ===========          ===========


                  For financial statement purposes, no tax benefit has been reported in 1996 and 1995 as the Company has had significant losses in recent years and realization of the tax benefits is uncertain. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

                  The net change in the deferred tax valuation allowance was an increase of $397,000 and $100,000 for the years ended June 30, 1996 and 1995, respectively.

                  At June 30, 1996, the Company had net operating loss carryforwards and unused investment tax credits as follows for income tax purposes:

              Carryforward   Net Operating       Investment
                 Expires         Loss           Tax Credits
                 June 30,    Carryforwards      Carryforward
                 --------    -------------      ------------
                  2000        $     --          $    9,634
                  2001              --               3,798
                  2002              --              14,560
                  2003           322,286              --
                  2004           122,457              --
                  2005           318,718              --
                  2006           235,901              --
                  2007         1,461,790              --
                  2008           281,054              --
                  2009         1,644,839              --
                  2010         1,666,725              --
                  2011         1,650,000              --
                              ----------        ----------
                              $7,703,770        $   27,992
                              ==========        ==========

                  The utilization of the carryforwards is dependent upon the ability to generate sufficient taxable income during the carryforward period. In addition, the availability of these net operating loss carryforwards to offset future taxable income may be significantly limited due to ownership changes as defined in the Internal Revenue Code.

NOTE 15:          EXTRAORDINARY ITEM - GAIN FROM EXTINGUISHMENT OF DEBT

                  During 1996, the Company negotiated with trade creditors to settle $16,684 of past due accounts payable for $8,710. The transactions resulted in an extraordinary gain of $7,974.

NOTE 16:          GEOGRAPHICAL SEGMENT INFORMATION

                                                    1996                1995
                                                -----------         -----------
                  Revenues:
                      United States             $ 1,659,725         $ 2,954,888
                      Great Britain                 381,739             561,364
                      Eliminations                     --                  --
                                                -----------         -----------
                            Consolidated        $ 2,041,464         $ 3,516,252
                                                ===========         ===========
                  Operating profit (loss):
                      United States             $(1,933,324)        $(1,893,411)
                      Great Britain                  14,777              50,172
                      Eliminations                     --                  --
                                                -----------         -----------

                            Consolidated        $(1,918,547)        $(1,843,239)
                                                ===========         ===========
                  Identifiable Assets:
                      United States             $ 2,404,559         $ 3,491,948
                      Great Britain                 213,993             262,171
                      Eliminations                     --                  --
                                                -----------         -----------

                            Consolidated        $ 2,618,552         $ 3,754,119
                                                ===========         ===========

                  Exports of U.S. produced medical products were $184,688 and $756,869 during 1996 and 1995, respectively.

NOTE 17:          REVERSE STOCK SPLIT

                  On May 13, 1996 the Board of Directors approved a one-for-seven reverse stock split of the Company's common stock. Accordingly, all share, per share, weighted average share, stock option and stock warrant information in these financial statements have been restated to reflect the split.

                                HEALTHWATCH, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                                                          March 31,
                                        ASSETS                                              1997
                                                                                        ------------
                  Current assets:
                       Cash                                                             $    272,929
                       Accounts receivable, net of allowance for doubtful
                       accounts of $11,057 and $11,567, respectively                         285,006
                       Inventory  (Note 4)                                                   790,609
                       Subscription receivable                                                   -0-
                       Other current assets (Note 5)                                          57,041
                                                                                        ------------

                                        Total current assets                               1,405,585

                       Property and equipment, net (Note 5)                                  138,802
                       Intangible assets, net                                                984,090
                       Other assets                                                           49,203
                                                                                        ------------

                               Total assets                                             $  2,577,680
                                                                                        ============

                               LIABILITIES AND SHAREHOLDERS' EQUITY
                  Current Liabilities:
                       Accounts payable                                                 $    160,421
                       Accrued compensation and payroll taxes                                230,889
                       Other accrued expenses - related parties                                5,001
                       Other accrued expenses - unrelated parties                            215,185
                       Deferred revenue                                                      145,584
                       Debentures payable - related parties                                   15,000
                       Debentures payable - unrelated parties                                565,000
                                                                                        ------------

                               Total current liabilities                                   1,337,080

                  Debentures payable - related parties                                           -0-
                  Debentures payable - unrelated parties                                         -0-
                                                                                        ------------

                                       Total liabilities                                   1,337,080
                                                                                        ------------

                  Shareholders' equity:
                    Cumulative preferred stock, $.07 par value; 1,428,571 shares authorized, 100,000 and 200,000 shares issued and
                      out-standing, respectively (Note 6)                                      7,000
                    Common stock, $.07 par value; 14,285,714 shares authorized,
                      3,096,173 and 1,624,581 issued and outstanding,
                      respectively  (Notes 5 & 7)                                            216,732
                    Additional paid-in capital                                            14,487,209
                    Accumulated deficit                                                  (13,429,421)
                    Equity adjustment from foreign currency translation                      (40,920)
                                                                                        ------------

                               Total shareholders' equity                                  1,240,600
                                                                                        ------------

                               Total liabilities and shareholders' equity               $  2,577,680
                                                                                        ============


                               HEALTHWATCH , INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   (UNAUDITED)


                                                                               Nine Months
                                                                        1997                1996
                                                                    -----------         -----------
Product sales                                                       $ 1,611,658         $ 1,531,833
Product cost of sales                                                 1,333,024           1,173,462
                                                                    -----------         -----------

                         Gross profit                                   278,634             358,371

Operating costs and expenses:
       Selling, general and administrative                            1,208,509           1,030,246
       Depreciation and amortization                                    219,640             261,596
       Research and development                                         267,426             263,200
                                                                    -----------         -----------

                         Total operating costs and expenses           1,695,575           1,555,042
                                                                    -----------         -----------

                         Loss from continuing operations             (1,416,941)         (1,196,671)
Other income (expense):
       Interest income                                                      -0-               7,998
       Interest expense                                                 (48,818)            (50,756)
       Miscellaneous                                                        -0-              10,102
                                                                    -----------         -----------
                          Total operating costs and expenses            (48,818)            (32,656)
                                                                    -----------         -----------

                         Net loss                                   $(1,465,759)        $(1,229,327)
                                                                    ===========         ===========

Net loss per share                                                     $(0.66 )         $     (1.05)
                                                                    ===========         ===========

Weighted average number of shares outstanding
                                                                      2,237,659           1,169,871
                                                                    ===========         ===========


                               HEALTHWATCH , INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   (UNAUDITED)


                                                                   Nine Months

                                                             1997               1996
                                                        -------------------------------
Cash flows from operating activities:
    Net income (loss)                                   $(1,465,759)        $(1,229,327)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
    Stock issued as payment of expenses                     155,544             140,125
    Depreciation and amortization                           219,640             261,596
    Gain on extinguishment of debt                              -0-             (10,102)

  Decrease (increase) in assets:
    Accounts receivable                                     (55,463)             73,506
    Inventory                                                28,326             (58,549)
    Other current assets                                    (16,782)            104,928
    Other assets                                             (2,899)              2,733
  Increase (decrease) in liabilities:
    Accounts payable                                        (55,383)            (66,088)
    Accrued expenses - related                              (33,505)              9,818
    Accrued expenses - unrelated                             31,481            (176,495)
    Deferred revenue                                        (25,618)            (55,901)
                                                        -------------------------------
       Net cash used in operating activities             (1,220,418)         (1,003,756)
                                                        -------------------------------

Cash flows from investing activities:
  Purchase of property and equipment                        (29,547)             (8,461)
  Increase in intangible assets
                                                        -------------------------------
     Net cash provided by (used in) investing               (29,547)             (8,461)
activities
                                                        -------------------------------

Cash flows from financing activities:
   Proceeds (repayment) of note payable                         -0-            (285,000)
   Repayment of long-term debt                                  -0-              (3,230)
   Net costs of issuance of common stock                    291,604             701,127
   Payments received on stock subscriptions               1,154,568                 -0-
                                                        -------------------------------
      Net cash provided by (used in) financing            1,446,172             412,897
activities
                                                        -------------------------------

Effect of exchange rate changes on cash                      (2,361)            (27,810)
                                                        -------------------------------

Increase (decrease) in cash and cash equivalents            193,846            (627,130)
Cash and cash equivalents-beginning of period                79,083             742,981
                                                        -------------------------------
Cash and cash equivalents-end of period                 $   272,929         $   115,851
                                                        ===============================


                                HEALTHWATCH, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   (UNAUDITED)

Note 1:  Principles of Presentation

The accompanying unaudited financial statements reflect all adjustments which in the opinion of management are necessary for a fair presentation of the Company's financial position as of March 31, 1997, and it's results of operations and cash flows for the nine months ended March 31, 1997 and 1996. This report should be read in conjunction with the Company's Financial Statements and Notes thereto for the year ended June 30, 1996.

Note 2:  Management's Operating Plans

As a result of recurring losses and negative cash flow from operations, management has reviewed its operational and financial plans relative to the Company's ability to continue in existence. Management's plans in this regard, include the completion of development of the Company's new proprietary product to be used in the intravenous ("IV") drug infusion industry.

Note 3:  Net Income (Loss) per Share

The net income (loss) per share in the fiscal 1997 and 1996 periods were computed based on the weighted average number of shares outstanding during the periods without taking into effect outstanding options as their effect would be either anti-dilutive or dilutive by less than 3%.

Note 4:  Inventory

Inventory consisted of the following at March 31, 1997and June 30, 1996:

                                03/31/97               6/30/96
                                --------               -------
Raw materials                   $592,956              $728,852
Work in process                  158,122                81,894
Finished goods                    39,531                 8,189
                                --------               -------
                                $790,609              $818,935
                                --------               -------

Note 5: Supplemental schedule of non-cash operating, investing and financing activities during the nine months ended March 31, 1997.

The Company issued an aggregate of 86,581 shares valued at $283,269 during the nine month period ended March 31, 1997. Of this amount, 30,000 shares valued at $114,600 were included in accrued liabilities unrelated parties as of June 30, 1996, 15,000 shares valued at $52,500 were issued in exchange for certain investment banking services of which $13,125 remains in prepaid expense as of March 31, 1997, 35,781 shares valued at $104,569 were issued for other consulting services and 5,800 shares valued at $11,600 were issued as employee stock bonuses. Other assets with a fair market value of $71,667 were placed in service as equipment during the quarter ended March 31, 1997.

Note 6: Preferred Stock/Warrants

In May 1995, as settlement of a dispute with certain common stockholders, the Company contractually committed to convert 57,143 shares of the Company's Common Stock purchased for $600,000 into 400,000 shares of the Company's Series A, $1.50 stated value, 10% cumulative and Convertible Preferred Stock. In June 1996, 200,000 shares of Preferred Stock were converted to 171,428 shares of Common Stock in accordance with the conversion option. In August 1996, the remaining 200,000 shares of Preferred Stock were converted to 157,192 shares of Common Stock in accordance with the agreement's conversion option. Accrued and unpaid dividends of $7,500 at June 30, 1996 were paid in August 1996.

On November 14, 1996, the Company agreed to issue an aggregate of 500,000 Units of its securities, for a purchase price of $2.25 per Unit ($1,125,000 in the aggregate). Each Unit consisted of one share of Series B Preferred Stock and three Warrants, each Warrant representing the right to acquire one share of the Company's Common Stock at $2.00 per share. Each share of Preferred Stock was convertible into three shares of the Company's Common Stock. During the nine months ended March 31, 1997, the Company issued 466,666 Units. As of March 31, 1997, 366,666 shares of Series B Convertible Preferred Stock had been converted into 1,100,000 shares of the Company's Common Stock. Subsequent to the end of the third quarter of fiscal 1997, the remaining 33,334 Units were issued and the remaining shares of Preferred Stock converted into 400,000 shares of Common Stock.

Note 7:  Common Stock

During the nine months ended March 31, 1997, the Company issued an aggregate of 127,238 shares of Common Stock for $302,100 as the result of option and warrant exercises.


          No dealer, salesman, selling shareholder or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts set forth herein since the date hereof.





                    TABLE OF CONTENTS
                                                     Page
 Available Information..............................
 Prospectus Summary.................................
 Risk Factors.......................................
 Market for the Company's
   Common Stock and
   Related Shareholder Matters......................
 Use of Proceeds....................................
 Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations........................
 Business
 Management.........................................
 Principal Shareholders.............................
 Description of Securities..........................
 Selling Shareholders...............................
 Plan of Distribution...............................
 Legal Matters......................................
 Experts
 Financial Statements...............................F-1


                                HEALTHWATCH, INC.



                              --------------------
                               P R O S P E C T U S


                              _______________, 1997


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

         Article IX of the Company's Restated Articles of Incorporation eliminates certain personal liability of the director of the Company for monetary damages for certain breaches of directors' fiduciary duties.

Item 25.  Other Expenses of Issuance and Distribution.

            SEC registration fee                                  $  526
            Printing expenses                                        500
            Fees and expenses of counsel for the Company           4,000
            Fees and expenses of accountants for the Company         800
            Transfer Agent and Registrar, Warrant Agent and
              Escrow Agent fees                                      500
            Miscellaneous                                          1,674
                                                                ------------
                      Total                                       $8,000

All of the above expenses, other than the SEC fee, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         1. During June 1994, the Company agreed to issue an aggregate of 57,142 shares of the Company's Common Stock in June and July 1994, to two institutional investors at a purchase price of $600,000. The purchase of these shares was completed in October, 1994. The agreements pursuant to which the shares were purchased provided that the investors were acquiring such shares for investment purposes and would not sell or transfer such shares except pursuant to a registration under the Act or pursuant to an exception therefrom. The shares were not registered under the Act in reliance upon Section 4(2) thereof and Regulation 505 of Regulation D promulgated thereunder. During May 1995, the 57,142 shares of Common Stock were agreed to be converted into 400,000 shares of Series A Convertible Preferred Stock and warrants representing the right to acquire 14,286 shares at anytime from July 31, 1995 to December 31, 1996 were issued. The Preferred Stock was converted into 228,571 shares of Common Stock and the warrant expired without being exercised.

         2. During November 1994, the Company issued 25,714 shares of the Company's Common Stock and warrants representing the right to purchase 25,714 shares of such stock at $1.75 per share to one investor for a purchase price of $45,000. The warrant was exercised during December 1995. The securities were acquired for investment purposes and were not registered under the Act in reliance upon Section 4(2) thereof and Regulation 505 of Regulation D promulgated thereunder.

         3. During November 1994, 714 shares of the Company's Common Stock were authorized for issuance to one employee in lieu of a cash bonus. The shares, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Act in reliance upon
Section 4(2) thereof.

         4. During April and May 1995, seven qualified investors loaned to the Company on a short-term basis an aggregate of $125,000 and provided standby commitments to purchase certain of the Company's securities if necessary for the Company to complete an offering of its securities. As part consideration for the making of the loans and the granting of the standby commitments, these investors were granted two-year warrants representing the right to purchase up to 142,857 shares of the Company's Common Stock at $1.75 per share. Protective Group Securities Corporation assisted the Company in arranging for the loans and the standby commitments and was paid a fee of $6,500 in connection therewith. The warrants, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Act in reliance upon Section 4(2) thereof.

         5. During May 1995, an aggregate of 10,714 shares of the Company's common stock were authorized for issuance to two directors in lieu of cash compensation for services rendered. The shares, which were taken for investment and were subject to appropriate transfer restrictions and were issued without registration under the Act in reliance upon Section 4(2) thereof.

         6. Effective May 1, 1995, the Company entered into a Consultancy Agreement pursuant to which it agreed to issue a warrant representing the right to acquire up to 57,142 shares of the Company's common stock at $2.10 per share in part consideration for services to be rendered. The warrant was acquired for investment and was subject to appropriate transfer restrictions and were issued without registration under the Act in reliance upon Section 4(2) thereof.

         7. During July 1996, the Company issued warrants representing the right to acquire 280,000 shares of the Company's Common Stock at an exercise price of $2.70 per share to four investors. The investors paid an aggregate of $14,000 for the warrants. All of the warrants expired without being exercised, except for the exercise by one investor of warrants to acquire 29,000 shares of the Company's Common Stock. The securities were acquired for investment and were subject to appropriate transfer restrictions and were issued without registration under the Act in reliance upon Section 4(2) thereof.

         8. On November 14, 1996, the Company agreed to issue an aggregate of 500,000 Units of its securities, for a purchase price of $2.25 per Unit. Each Unit consisted of one share of Series B Preferred Stock and three Warrants, each Warrant representing the right to acquire one share of the Company's Common Stock. Each share of Preferred Stock was convertible into three shares of the Company's Common Stock. As of the date of this Registration Statement, all of the Units have been purchased and all of the Preferred Stock acquired in connection therewith have been converted. The Units were acquired by a total of fourteen investors who acquired the Units for investment purposes and pursuant to agreements which provided that the securities would be sold or transferred only pursuant to a registration under the Act or pursuant to an exemption therefrom. The securities were issued without registration under the Act in reliance upon Section 4(2) thereof and Rule 505 of Regulation D promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules.

 3.1     Articles of Incorporation, as amended, of the Company (1).
 3.2     Bylaws, as amended, of the Company (1).
 4.1     Specimen form of the Company's Common Stock certificate (2).
 4.2     HealthWatch, Inc. Stock Option Plan of 1989 (3).
 4.3     Form of Incentive Stock Option Agreement (3).
 4.4     Form of Nonstatutory Stock Option Agreement (3).
 4.5     HealthWatch, Inc. Stock Option Plan of 1993 (4).
 4.6     HealthWatch, Inc. Stock Option Plan of 1995 (5).
 4.7     HealthWatch, Inc. 1995 Stock Bonus and Salary Deferral Plan (5).
 4.8 Subscription and Purchase Agreement dated as of the 14th day of August 1992 between the Company and the Purchasers of the Company's 10% convertible senior debentures due 1997 (including as an appendix thereto the form of the debenture certificate) (6).
4.9      Exchange Agreement for Preferred Stock and Stock Purchase Warrant (7).
4.10     Form of Subscription and Purchase Agreement, including form of Warrant
         (8)
4.11 Form of Preferred Stock Subscription and Purchase Agreement dated November 13, 1996, including exhibits thereto (9).
5.1      Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. - filed herewith.
10.1 Lease Agreement dated November 19, 1993, between Steven P. Cade and Wyeth W. Cade and the Company (6).
10.2 Agreement and Plan of Merger dated July 27, 1993, by and among the Company, HealthWatch Technologies, Inc., Metamed, Inc., John D. Greenbaum and Howard R. Everhart (8).
10.3 License Agreement dated February 27, 1992, as amended September 13, 1993, between Howard R. Everhart and Metamed, Inc. (6).
10.4     Second Amendment to License Agreement dated May 9, 1995, between Howard
         R. Everhart and HealthWatch Technologies, Inc. (7).
10.5     Form of Exclusive Distributor Agreement (5).
23.1     Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see Exhibit 5.1).
23.2     Consent of Silverman Olson Thorvilson & Kaufmann, Ltd.--filed herewith.
----

(1) Incorporated herein by reference to Registration Statement, Form 10-K for the year ended June 30, 1990 (File No. 0-11476).

(2) Incorporated herein by reference to Registration Statement, Form S-18 (File No. 2-85688D).

(3) Incorporated herein by reference to Registration Statement, Form S-2 (File No. 33-42831).

(4) Incorporated herein by reference to Registration Statement, Form 10-KSB, for the year ended June 30, 1994 (File No. 0-11476).

(5) Incorporated herein by reference to Registration Statement, Form 10-KSB, for the year ended June 30, 1996 (File No. 0-11476).

(6) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-73462).

(7) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-88126).

(8) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 333-09107).

(9) Incorporated herein by reference to Registration Statement, Form S-3 (File No. 333-21929).

ITEM 28.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on June 2, 1997.

                                                      HEALTHWATCH, INC.


                                                      By  /s/ Daniel J. Kelly
                                                        ---------------------
                                                              Daniel J. Kelly
                                           President and Chief Executive Officer

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lindley S. Branson and Annette D. Agner, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 2nd day of June, 1997, by the following persons in the capacities indicated:

/s/ Daniel J. Kelly               President and Chief Executive Officer
------------------------
Daniel J. Kelly

/s/ Annette D. Agner              Chief Financial Officer and Chief Accounting
------------------------          Officer
Annette D. Agner

/s/ Lindley S. Branson            Director
------------------------
Lindley S. Branson

/s/ Richard T. Case               Director
------------------------
Richard T. Case

/s/ Sanford L. Schwartz           Director
------------------------
Sanford L. Schwartz

/s/ Kenneth A. Selzer, M.D.       Director
------------------------
Kenneth A. Selzer, M.D.

                                HEALTHWATCH, INC.

                          INDEX TO EXHIBITS FILED WITH
                       REGISTRATION STATEMENT ON FORM SB-2



Exhibit                                                                                            Page
Number                                Description of Exhibit                                      Number
------                                ----------------------                                      ------
3.1       Articles of Incorporation, as amended, of the Company (1).                                --

3.2       Bylaws, as amended, of the Company (1).                                                   --

4.1       Specimen form of the Company's Common Stock certificate (2).                              --

4.2       HealthWatch, Inc. Stock Option Plan of 1989 (3).                                          --

4.3       Form of Incentive Stock Option Agreement (3).                                             --

4.4       Form of Nonstatutory Stock Option Agreement (3).                                          --

4.5       HealthWatch, Inc. Stock Option Plan of 1993 (4).                                          --

4.6       HealthWatch, Inc. Stock Option Plan of 1995 (5).                                          --

4.7       HealthWatch, Inc. 1995 Stock Bonus and Salary Deferral Plan (5).                          --

4.8       Subscription and Purchase Agreement dated as of the 14th day of August 1992               --
          between the Company and the Purchasers of the Company's 10% convertible senior debentures due 1997 (including as an appendix thereto the form of the debenture certificate) (6).

4.9       Exchange Agreement for Preferred Stock and Stock Purchase Warrant (7).                    --

4.10      Form of Subscription and Purchase Agreement, including form of Warrant (8)                --
4.11      Form of Preferred Stock Subscription and Purchase Agreement dated November                --
          13, 1996, including exhibits thereto (9).

5.1       Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. - filed herewith.

10.1      Lease Agreement dated November 19, 1993, between Steven P. Cade and Wyeth W.              --
          Cade and the Company (6).

10.2      Agreement and Plan of Merger dated July 27, 1993, by and among the Company,               --
          HealthWatch Technologies, Inc., Metamed, Inc., John D. Greenbaum and Howard
          R. Everhart (8).
10.3      License Agreement dated February 27, 1992, as amended September 13, 1993,                 --
          between Howard R. Everhart and Metamed, Inc. (6).

10.4      Second Amendment to License Agreement dated May 9, 1995, between Howard R.                --
          Everhart and HealthWatch Technologies, Inc. (7).

10.5      Form of Exclusive Distributor Agreement (5).                                              --

23.1      Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see Exhibit 5.1).

23.2      Consent of Silverman Olson Thorvilson & Kaufmann, Ltd.--filed herewith.
----------------


(1) Incorporated herein by reference to Registration Statement, Form 10-K for the year ended June 30, 1990 (File No. 0-11476). (2) Incorporated herein by reference to Registration Statement, Form S-18 (File No. 2-85688D).

(2) Incorporated herein by reference to Registration Statement, Form S-18 (File No. 2-85688D).

(3) Incorporated herein by reference to Registration Statement, Form S-2 (File No . 33-42831).

(4) Incorporated herein by reference to Registration Statement, Form 10-KSB, for the year ended June 30, 1994 (File No. 0-11476).

(5) Incorporated herein by reference to Registration Statement, Form 10-KSB, for the year ended June 30, 1996 (File No. 0-11476).

(6) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-73462).

(7) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-88126).

(8) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 333-09107).

(9) Incorporated herein by reference to Registration Statement, Form S-3 (File No. 333-21929).